Exhibit 10.14

4 HARTWELL PLACE

LEXINGTON, MASSACHUSETTS 02421

LEASE SUMMARY SHEET

Execution Date:	September 26, 2017

Tenant:	Bicycle Therapeutics Inc., a Delaware corporation

Tenant’s Mailing Address Prior to Occupancy:	200 CambridgePark Drive Cambridge, MA 02140

Landlord:	King 4 Hartwell Place, LLC, a Delaware limited liability company

Campus:

Those certain parcels of land and the buildings thereon, as shown on Exhibit 13 attached hereto, including, without limitation, the parking areas, Parking Garage, the buildings known as and located at 4 Hartwell Place, 101 Hartwell Avenue, 113 Hartwell Avenue, and 115 Hartwell Avenue, Lexington, Massachusetts, and other improvements thereon, including, without limitation, the Future Pavilion, as well as any additional buildings or amenities that may be constructed on the Campus in the future.

The aggregate total rentable area of the buildings located on the Campus is 276,469 rentable square feet.

Building:

4 Hartwell Place, Lexington, Massachusetts 02421. The Building consists of approximately 40,123 rentable square feet. The land on which the Building is located (the “Land”) is more particularly described in Exhibit 2 attached hereto and made a part hereof (such land, together with the Building, are hereinafter collectively referred to as the “Property”).

Premises:

Approximately 10,724 rentable square feet of space in the Building, as more particularly shown as hatched, highlighted or outlined on the plan attached hereto as Exhibit 1 and made a part hereof (the “Lease Plan”).

Term Commencement Date:	See Section 3.1(c). The parties estimate that the Term Commencement Date will occur on January 1, 2018

Rent Commencement Date:	The Term Commencement Date

Expiration Date:	The last day of the sixtieth (60th) full calendar month following the Term Commencement Date.

Extension Term:	Subject to Section 1.3 below, one (1) extension term of five (5) years.

Landlord’s Contribution:	None.

Permitted Uses:	Subject to Legal Requirements, general office, research, development and laboratory use, and other ancillary uses related to the foregoing.

Base Rent:		ANNUAL BASE	MONTHLY
	PERIOD	RENT	PAYMENT

	Lease Year 1	$428,960.00	$35,746.67
	Lease Year 2	$441,828.80	$36,819.07
	Lease Year 3	$455,083.66	$37,923.64
	Lease Year 4	$468,736.17	$39,061.35
	Lease Year 5	$482,798.26	$40,233.19

Lease Year:

The first “Lease Year” shall begin on the Term Commencement Date and shall end on the last day of the twelfth (12th) full calendar month following the Term Commencement Date. Each Lease Year thereafter shall consist of twelve (12) consecutive calendar months following the end of the immediately preceding Lease Year.

Operating Costs and Taxes:	See Section 5.2 and 5.3

Tenant’s Share:

A fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the Building. As of the Execution Date, Tenant’s Share is 26.73%.

Security Deposit/Letter of Credit:	$214,480.00

Prepaid Rent:	$117,218.18

LIST OF EXHIBITS

EXHIBIT 1	LEASE PLAN
EXHIBIT 1A	CONTROL AREAS
EXHIBIT 2	LEGAL DESCRIPTION
EXHIBIT 3	INTENTIONALLY OMITTED
EXHIBIT 4	INTENTIONALLY OMITTED
EXHIBIT 5	FORM OF LETTER OF CREDIT
EXHIBIT 6	LANDLORD’S SERVICES
EXHIBIT 7	TENANT’S HAZARDOUS MATERIALS
EXHIBIT 7A	ENVIRONMENTAL ASSESSMENT REPORT
EXHIBIT 8	RULES AND REGULATIONS
EXHIBIT 9	INSURANCE REQUIREMENTS FOR TENANT’S CONTRACTORS
EXHIBIT 10	PTDM
EXHIBIT 11	INVENTORY OF FURNITURE. FIXTURES AND EQUIPMENT
EXHIBIT 12	SIGNAGE GUIDELINES
EXHIBIT 13	CAMPUS PLAN

THIS INDENTURE OF LEASE (this “Lease”) is hereby made and entered into on the Execution Date by and between Landlord and Tenant.

Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease Summary Sheet which is attached hereto and incorporated herein by reference.

1.                                      LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS

1.1                               Lease Grant. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises upon and subject to terms and conditions of this Lease, for a term of years commencing on the Term Commencement Date and, unless earlier terminated or extended pursuant to the terms hereof, ending on the Expiration Date (the “Initial Term”; the Initial Term and any duly exercised Extension Terms are hereinafter collectively referred to as the “Term”).

1.2                               Extension Terms.

(a)                                 Provided that the following conditions, which may be waived by Landlord in its sole discretion, are satisfied, (i) Tenant, an Affiliated Entity (hereinafter defined) and/or a Successor (hereinafter defined) is/are then occupying at least seventy-five percent (75%) of the Premises then leased to Tenant; and (ii) no Event of Default has occurred and is continuing (1) as of the date of the Extension Notice (hereinafter defined), and (2) at the commencement of the applicable Extension Term (hereinafter defined), Tenant shall have the option to extend the Term for one (1) additional term of five (5) years (the “Extension Term”), commencing as of the expiration of the Initial Term. Tenant must exercise such option to extend, if at all, by giving Landlord written notice (the “Extension Notice”) on or before the date that is nine (9) months prior to the expiration of the Initial Term of this Lease, time being of the essence. Upon the timely giving of such notice, the Term shall be deemed extended upon all of the terms and conditions of this Lease, except that Base Rent during the Extension Term shall be calculated in accordance with this Section 1.2, Landlord shall have no obligation to construct or renovate the Premises and Tenant shall have no further right to extend the Term. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Term. Notwithstanding the fact that Tenant’s proper and timely exercise of such option to extend the Term shall be self-executing, the parties shall promptly execute a lease amendment reflecting such Extension Term after Tenant exercises such option. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Section 1.2.

(b)                                 The Base Rent during the Extension Term (the “Extension Term Base Rent”) shall be determined in accordance with the process described hereafter. Extension Term Base Rent shall be the fair market rental value of the Premises then demised to Tenant as of the commencement of the Extension Term as determined in accordance with the process described below, for renewals of combination laboratory and office space in the vicinity of equivalent quality, size, utility and location, with the length of the Extension Term, the credit standing of Tenant and all other relevant factors to be taken into account, including, without limitation, any concessions granted to tenants in the marketplace (such as, without limitation, free rent, free parking, tenant improvement allowances, lease assumptions, and moving and other allowances). Within thirty (30) days after receipt of the Extension Notice, Landlord shall deliver to Tenant written notice of its determination of the Extension Term Base Rent for the Extension Term. Tenant shall, within thirty (30) days after receipt of such notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Extension Term Base Rent (“Tenant’s Response Notice”). If Tenant fails timely to deliver Tenant’s Response Notice, then Landlord shall send Tenant a written reminder notice (“Reminder Notice”) specifically referring to this Section 1.2(b) and advising Tenant of the effect of failing to send a timely Tenant’s Response Notice, and if Tenant fails to deliver a Tenant’s Response Notice to Landlord on or before the date ten (10) days after Tenant receives a Reminder Notice, then Landlord’s determination of the Extension Term Base Rent shall be binding on Tenant.

(c)                                  If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Extension Term Base Rent and desires to submit the matter to arbitration, then the Extension Term Base Rent shall be determined in accordance with the procedure set forth in this Section 1.2(c). In such event, within ten (10) days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Extension Term Base Rent to arbitration, Tenant and Landlord shall each notify the other, in writing, of their respective selections of an appraiser (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”). Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select a third appraiser (the “Third Appraiser”) within ten (10) days of their appointment. All of the appraisers selected shall be individuals with at least five (5) consecutive years’ commercial appraisal experience in the area in which the Premises are located, shall be members of the Appraisal Institute (M.A.I.), and, in the case of the Third Appraiser, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection. The three appraisers shall determine the Extension Term Base Rent in accordance with the requirements and criteria set forth in Section 1.2(b) above, employing the method commonly known as Baseball Arbitration, whereby Landlord’s Appraiser and Tenant’s Appraiser each sets forth its determination of the Extension Term Base Rent as defined above, and the Third Appraiser must select one or the other (it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure). Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the Extension Term Base Rent to the Third Appraiser within five (5) days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Extension Term Base Rent. The Third Appraiser’s decision shall be binding on both Landlord and Tenant. Each party shall bear the cost of its own appraiser and the cost of the Third Appraiser shall be shared equally by the parties.

1.3                               Appurtenant Rights.

(a)                                 Common Areas. Subject to the terms of this Lease and the Rules and Regulations (hereinafter defined), Tenant and its employees, invitees and licensees who are permitted to occupy the Premises pursuant to Section 13 of the Lease (“Permitted Licensees”), shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto, the areas in the Building, on the Land and elsewhere on the Campus designated from time to time for the common use of Tenant and other tenants of the Property and/or Campus (such areas are hereinafter referred to as the “Common Areas”). The Common Areas include: (i) the common lobbies (if any), loading docks, hallways and stairways of the Building serving the Premises, (ii) common walkways and driveways necessary for access to the Building, (iii) the common toilets and other common facilities, if any; and (iv) other areas designated by Landlord from time to time for the common use of Tenant and other tenants of the Building; and no other appurtenant rights or easements.

(b)                                 Parking. During the Term, Landlord shall, subject to the terms hereof, make available up to twenty-seven (27) parking spaces for Tenant’s use in the parking areas serving the Building. The number of parking spaces in the parking areas reserved for Tenant, as modified pursuant to this Lease or as otherwise permitted by Landlord, are hereinafter referred to as the “Parking Spaces.” Tenant and its employees, invitees and Permitted Licensees shall have the right to use the Parking Spaces without any fee or charge. Tenant shall have no right to hypothecate or encumber the Parking Spaces, and shall not sublet, assign, or otherwise transfer the Parking Spaces other than to employees, guests and other invitees of Tenant occupying the Premises or to a Successor (hereinafter defined), an Affiliated Entity (hereinafter defined) or a transferee pursuant to an approved Transfer under Section 13 of this Lease. Subject to Landlord’s right to reserve parking for other tenants of the Building, said Parking Spaces will be on an unassigned, non-reserved basis, and shall be subject to such reasonable rules and regulations as may be in effect for the use of the parking areas from time to time. Reserved and handicap parking spaces must be honored. Notwithstanding anything to the contrary contained herein, Landlord shall have the right, upon at least three (3) months’ written notice to Tenant, to temporarily relocate all or any portion of the Parking Spaces in to other parking areas owned, controlled or leased by Landlord in the vicinity of the Property (Landlord and Tenant hereby agreeing that the parking areas located at 101 Hartwell Avenue, 113 Hartwell Avenue and/or 91 Hartwell Avenue are acceptable).

(c)                                  Pavilion. Tenant acknowledges that Landlord may construct a common building (the “Pavilion”) located on the Campus for the common use of the tenants of the Campus. Landlord may cause a food service facility (“Cafeteria”) to be operated in the Pavilion. So long as the Cafeteria is in operation, Tenant, in common with other tenants of the Campus, shall have the right, during the Term of this Lease, to use the Cafeteria.

1.4                               Tenant’s Access.

(a)                                 From and after the Term Commencement Date and until the end of the Term, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, three hundred sixty-five (365) days per year, subject to Legal Requirements, the Rules and Regulations, the terms of this Lease, Force Majeure (hereinafter defined) and matters of record: (i) in effect as of the Execution Date, and (ii) as provided in Sections 2.2 and 22.

(b)                                 With Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed), Tenant shall, subject to the provisions of this Section 1.4(b), have the right to access the Premises for purposes (“Premises Preparation Purposes”) reasonably related to the planning, design and installation of Tenant’s Property (including, without limitation, Tenant’s furniture, fixtures and telecommunications and other equipment) during the Premises Preparation Period, as hereinafter defined, provided that such entry: (i) shall be at Tenant’s sole risk, except (subject to Section 14.5) to the extent of damage to property or injury to persons caused by the negligence or willful misconduct of the Landlord Parties (hereinafter defined), and (ii) may only be made in accordance with, and subject to, the provisions of this Lease, except that Tenant shall have no obligation to pay Base Rent, Operating Expenses or Taxes during such entry. Tenant shall, prior to the first entry to the Premises pursuant to this Section 1.4(b), provide Landlord with certificates of insurance evidencing that the insurance required in Section 14 hereof is in full force and effect and covering any person or entity entering the Building. The “Premises Preparation Period” shall be the shorter of: (i) the thirty (30) day period immediately prior to the Term Commencement Date, or (ii) the period commencing as of the Delivery Date, as defined in Section 3.1(c) and ending as of the Term Commencement Date. Tenant shall coordinate any access to the Premises prior to the Term Commencement Date with Landlord’s property manager.

1.5                               Notice of Lease. Neither party shall record this Lease, but each of the parties hereto agrees to join in the execution, in recordable form, of a statutory notice of lease and/or written declaration in which shall be stated the Term Commencement Date, the Rent Commencement Date, the number and length of the Extension Term and the Expiration Date, which notice of lease may be recorded by Tenant with the Middlesex South Registry of Deeds and/or filed with the Middlesex South Registry District of the Land Court, as appropriate (collectively, the “Registry”) at Tenant’s sole cost and expense. If a notice of lease was previously recorded with the Registry, upon the expiration or earlier termination of this Lease, Landlord shall deliver to Tenant a notice of termination of lease and Tenant shall promptly execute and deliver the same to Landlord for Landlord’s execution and recordation with the Registry, which obligation shall survive the expiration or earlier termination of the Lease.

1.6                               Exclusions. The following are expressly excluded from the Premises and reserved to Landlord: all the perimeter walls of the Premises (except the inner surfaces thereof), the Common Areas, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use of all of the foregoing, except as expressly permitted pursuant to Section 1.3(a) above, provided however, that such exclusions and reservations shall not adversely affect Tenant’s use of the Premises, other than in a de minimis manner.

2.                                      RIGHTS RESERVED TO LANDLORD

2.1                               Additions and Alterations. Landlord reserves the right, at any time and from time to time, but upon prior written or oral notice to Tenant (except that no prior notice shall be required in an emergency) to make such changes, alterations, additions, improvements, repairs or replacements in or to the Property (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and the exercise of any other rights expressly reserved to Landlord herein) and the fixtures and equipment therein, as well as in or to the street entrances and/or the Common Areas, as it may deem necessary or desirable, provided, however, that there be no material obstruction of permanent access to, or material interference with the use and enjoyment of, the Premises by Tenant. Subject to the foregoing, Landlord expressly reserves the right to temporarily close all, or any portion, of the Common Areas for the purpose of making repairs or changes thereto.

2.2                               Additions to the Property.

(a)                                 Landlord may at any time or from time to time (i) construct additional improvements and related site improvements (collectively, “Future Development”) in all or any part of the Property and/or (ii) change the location or arrangement of any improvement outside the Building in or on the Property or all or any part of the Common Areas, or add or deduct any land to or from the Property; provided that there shall be no material increase in Tenant’s obligations or material interference with Tenant’s rights under this Lease in connection with the exercise of the foregoing reserved rights.

(b)                                 Landlord and Tenant each hereby acknowledges and agrees that, in connection with any Future Development, (i) Landlord shall have the right to subject the Land and the improvements located now or in the future located thereon to a commercial condominium regime (“Condominium”) on terms and conditions consistent with first class office and laboratory parks in the Route 128 area, in which the Building shall be a single unit; (ii) upon Landlord’s request in connection with the recording of the Master Deed for the Condominium, Tenant shall execute a reasonable instrument in recordable form making this Lease subject and subordinate to the Master Deed and other documents evidencing the Condominium (collectively, the “Condo Documents”) provided that such Condo Documents continue to provide Tenant with all of the rights and obligations contained in this Lease (e.g. the appurtenant right to use all Common Areas) and the Condo Documents comply with the provisions of this Section 2.2 and provided that: (A) the Condo Documents shall not, other than in a de minimis manner, adversely affect (x) Tenant’s possession or use of the Premises, or (y) Tenant’s other rights under this Lease; and (B) the Condo Documents shall not in any way increase, other than in a de minimis manner, Tenant’s monetary or other obligations hereunder; (iii) Landlord shall have the right to enter into, and subject the Property to the terms and conditions of, a reciprocal easement agreement with any one or more of the neighboring property owners in order to create a commercial campus-like setting (“REA”) provided that such REA continues to provide Tenant with all of the rights and obligations contained in this Lease as of the Execution Date (e.g. the appurtenant right to use all Common Areas) and the REA complies with the provisions of this Section 2.2; (iv) Landlord shall submit to Tenant for Tenant’s approval drafts of the Condo Documents and the REA (and any amendments thereto) prior to their execution; (v) Tenant shall have the right to notify Landlord within thirty (30) days after receipt of the draft Condo Documents and/or REA (or any amendments thereto) of Tenant’s disapproval thereof, but only to the extent such draft(s) fail to satisfy the following conditions (“Impact Conditions”) (A) no material adverse affect to Tenant’s use of, or access to, the Premises, (B) no material adverse affect to the operation of Tenant’s business from the Premises in accordance with the terms of this Lease, or Tenant’s rights under and pursuant to the terms of this Lease, including without limitation Tenant’s rights with respect to the Common Areas, and/or (C) no increase in Tenant’s payment or other obligations under this Lease in more than a de minimis manner; (vi) upon Landlord’s request in connection with the recording of the REA, Tenant shall execute a commercially reasonable instrument in recordable form making this Lease subject and subordinate to the REA, provided that the REA satisfies the Impact Conditions, as defined above; (vii) Landlord shall have the right to subdivide the Property so long as Tenant continues to have all of the rights and obligations contained in this Lease (e.g. the appurtenant right to use all Common Areas); and (viii) Tenant shall execute such reasonable documents (which may be in recordable form) evidencing the foregoing promptly upon Landlord’s request. Landlord shall, within fifteen (15) business days of demand, reimburse Tenant for the reasonable out-of-pocket costs incurred by Tenant, if any, to review and comment on any documents or instruments presented to Tenant pursuant to this paragraph.

(c)                                  In case any excavation shall be made for building or improvements or for any other purpose upon the land adjacent to or near the Premises, Tenant will, upon written or oral notice to Tenant (except that no prior notice shall be required in an emergency) afford without charge to Landlord, or the person or persons, firms or corporations causing or making such excavation, license to enter upon the Premises for the purpose of doing such work as Landlord or such person or persons, firms or corporation shall deem to be necessary to preserve the walls or structures of the Building from injury, and to protect the Building by proper securing of foundations.

2.3                               Name and Address of Building. Landlord reserves the right at any time and from time to time to change the name or address of the Building and/or the Property, provided Landlord gives Tenant at least three (3) months’ prior written notice thereof.

2.4                               Landlord’s Access. Subject to the terms of this Section 2.4, Tenant shall (a) upon reasonable advance written or oral notice (except that no notice shall be required in emergency situations), permit Landlord and any holder of a Mortgage (hereinafter defined) (each such holder, a “Mortgagee”), and their agents, representatives, employees and contractors, to have reasonable access to the Premises at all reasonable hours for the purposes of inspection, making repairs, replacements or improvements in or to the Premises or the Building or equipment therein (including, without limitation, sanitary, electrical, heating, air conditioning or other systems), complying with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions and orders and requirements of all public authorities, including the Americans with Disabilities Act (collectively, “Legal Requirements”), or exercising any right reserved to Landlord under this Lease (including without limitation the right to take upon or through, or to keep and store within the Premises all necessary materials, tools and equipment); (b) permit Landlord and its agents and employees, at reasonable times, upon reasonable advance written or oral notice, to show the Premises during normal business hours (i.e. Monday - Friday 8 A.M. - 6 P.M., Saturday 8 A.M. - 1 P.M., excluding New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day to any prospective Mortgagee or purchaser of the Building and/or the Property or of the interest of Landlord therein, and, during the last twelve (12) months of the Term or at any time after the occurrence of an Event of Default, prospective tenants; and (c) upon reasonable prior written notice from Landlord, permit Landlord and its agents, at Landlord’s sole cost and expense, to perform environmental audits, environmental site investigations and environmental site assessments (“Site Assessments”) in, on, under and at the Premises and the Land, it being understood that Landlord shall repair any damage arising as a result of the Site Assessments, and such Site Assessments may include both above and below the ground testing and such other tests as may be necessary or appropriate to conduct the Site Assessments. In addition, to the extent that it is necessary to enter the Premises in order to access any area that serves any portion of the Building outside the Premises, then Tenant shall, upon as much advance notice as is practical under the circumstances, and in any event at least 24 hours’ prior written notice (except that no notice shall be required in emergency situations), permit contractors engaged by other occupants of the Building to pass through the Premises in order to access such areas but only if accompanied by a representative of Landlord. Except when necessary in the event of an emergency: (i) a Tenant representative may accompany any persons entering the Premises, and (ii) such access may be prohibited with respect to Secure Areas, as hereinafter defined. “Secure Areas” shall be defined as certain portions of the Premises which are subject to regulated, confidential or proprietary operations and which are designated by Tenant, from time to time, and approved by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed. The parties agree and acknowledge that, despite reasonable and customary precautions (which Landlord agrees it shall exercise), any property or equipment in the Premises of a delicate, fragile or vulnerable nature may nevertheless be damaged in the course of performing Landlord’s obligations. Accordingly, Tenant shall take reasonable protective precautions with unusually fragile, vulnerable or sensitive property and equipment.

2.5                               Pipes, Ducts and Conduits. Tenant shall permit Landlord to erect, use, maintain and relocate pipes, ducts and conduits in and through the Premises, provided the same do not materially reduce the floor area or materially adversely affect the appearance thereof and use and enjoyment of the Premises for Tenant’s Permitted Uses.

2.6                               Minimize Interference. Subject to the provisions of this Lease, Tenant agrees to cooperate with Landlord as reasonably necessary in connection with the exercise of Landlord’s rights under this Section 2. Tenant further agrees that dust, noise, vibration, temporary closures of Common Areas, or other inconvenience or annoyance resulting from the exercise of Landlord’s rights under Section 2.1 and 2.2 shall not be deemed to be a breach of Landlord’s obligations under the Lease, so long as Landlord shall, except in the event of an emergency, use reasonable efforts, consistent with accepted construction practice when applicable, to avoid unreasonably interfering with the conduct of Tenant’s business and Tenant’s use and occupancy of the Premises. Notwithstanding the foregoing, in no event shall any of the space leased by Tenant at the Property under this Lease be deprived of safe and reasonable access or rendered untenantable for the Permitted Uses by reason of Landlord’s exercise of its rights under this Section 2. Except when necessary in the event of an emergency, Tenant may require that any person entering the Premises abide by Tenant’s reasonable safety protocol including, without limitation, the obligation to wear personal protective equipment.

3.                                      CONDITION OF PREMISES

3.1                               Condition of Premises.

(a)                                 The Premises shall be delivered to Tenant with all Delivery Conditions, as hereinafter defined, having been satisfied. The “Delivery Conditions” shall be that: (i) except as otherwise provided in this Lease, the Premises are delivered to Tenant in “AS IS,” “WHERE IS” condition and with all faults on the Execution Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord, (ii) the Premises shall be delivered to Tenant broom-clean and free and clear of all tenants and occupants, (iii) the Premises shall be delivered to Tenant free of all personal property and equipment, other than the FF&E, as defined in Section 25.20, (iv) Landlord shall have delivered to Tenant a copy of the Surrender Report from the Existing Tenant, as provided in this Section 3.1(a), in form and content reasonably acceptable to Tenant, and (v) Landlord shall have delivered to Tenant a redacted copy of the Surrender Agreement from the Existing Tenant, as provided in Section 25.21. The condition of the Premises with respect to the existence of Hazardous Materials in the Premises, as described by the Surrender Report from the Existing Tenant, is referred to herein as the “HM Delivery Standard”. The parties hereby acknowledge that the Existing Tenant is required under its lease to clean and decommission the Premises in compliance with the same requirements and standards as set forth in Section 21 of this Lease, including the issuance of a Surrender Report which evidences that the Existing Tenant has satisfied its obligations to clean and decommission the Premises, as aforesaid. Promptly after Landlord’s receipt of the Surrender Report from the Existing Tenant, Landlord shall forward a copy of the Surrender Report to Tenant.

(b)                                 Landlord represents and warrants to Tenant that, to the Best of Landlord’s Knowledge, as hereinafter defined, as of the Execution Date of this Lease, the Premises, the Building and all improvements located on the Property (including all Building systems serving the Premises) are: (i) in good condition, and (ii) in compliance with all applicable Legal Requirements. “To the Best of Landlord’s Knowledge” shall mean to the actual knowledge of Brian Grisaru, Landlord’s Asset Manager, without any duty of investigation on the part of Landlord.

(c)                                  Commencement Date. The “Term Commencement Date” shall be defined as the earlier of: (i) the date that Tenant first commences to use the Premises, or any portion thereof, for the Permitted Use (Landlord expressly agreeing that Tenant’s use of the Premises pursuant to Section 1.4 for Premises Preparation Purposes shall not, for the purposes of this Section 3.1(c), be deemed to be use of the Premises for the Permitted Use), or (ii) the later of:

(x)                                 January 1, 2018, or

(y)                                 the date (“Delivery Date”) that Landlord delivers the Premises to Tenant with all of the Delivery Conditions satisfied.

Upon determination of the Term Commencement Date, Landlord and Tenant shall execute a written statement setting forth the actual Term Commencement Date and Expiration Date; provided that failure to execute such acknowledgment shall not affect the actual Commencement Date or Expiration Date.

4.                                      USE OF PREMISES

4.1                               Permitted Uses. During the Term, Tenant shall use the Premises only for the Permitted Uses and for no other purposes. Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they are designed. All corridor doors, when not in use, shall be kept closed. Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by applicable Legal Requirements or insurance requirements.

4.2                               Prohibited Uses.

(a)                                 Notwithstanding any other provision of this Lease, Tenant shall not use the Premises or the Building, or any part thereof, or suffer or permit the use or occupancy of the Premises or the Building or any part thereof by any of the Tenant Parties (i) in a manner which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or otherwise applicable to or binding upon the Premises; (ii) for any unlawful purposes or in any unlawful manner; (iii) which, in the reasonable judgment of Landlord (taking into account the use of the Building as a combination laboratory, research and development and office building and the Permitted Uses) shall (a) impair, other than in a de minimis manner, the appearance or reputation of the Building; (b) impair, interfere with or otherwise diminish, other than in a de minimis manner, the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or the use or occupancy of any of the Common Areas; (c) occasion material discomfort, inconvenience or annoyance in any material respect (and Tenant shall not install or use any electrical or other equipment of any kind, which, in the reasonable judgment of Landlord, will cause any such impairment, interference, discomfort, inconvenience, annoyance or injury), or cause any injury or damage to any occupants of the Premises or other tenants or occupants of the Building or their property; or (d) cause harmful air emissions, laboratory odors or noises or any unusual or other objectionable odors, noises or emissions to emanate from the Premises; (iv) in a manner which is inconsistent with the operation and/or maintenance of the Building as a first-class combination office, research, development and laboratory facility; (v) for any fermentation processes whatsoever; or (vi) in a manner which shall increase such insurance rates on the Building or on property located therein over that applicable when Tenant first took occupancy of the Premises hereunder.

(b)                                 With respect to the use and occupancy of the Premises and the Common Areas, Tenant will not: (i) place or maintain any signage (except as set forth in Section 12.2 below), trash, refuse or other articles in any vestibule or entry of the Premises, on the footwalks or corridors adjacent thereto or elsewhere on the exterior of the Premises, nor obstruct (other than in a de minimis manner) any driveway, corridor, footwalk, parking area, mall or any other Common Areas; (ii) permit undue accumulations of or burn garbage, trash, rubbish or other refuse within or without the Premises; (iii) permit the parking of vehicles so as to interfere with the use of any driveway, corridor, footwalk, parking area, or other Common Areas; (iv) receive or ship articles of any kind outside of those areas reasonably designated by Landlord; (v) conduct or permit to be conducted any auction, going out of business sale, bankruptcy sale (unless directed by court order), or other similar type sale in or connected with the Premises; (vi) use the name of Landlord, or any of Landlord’s affiliates in any publicity, promotion, trailer, press release, advertising, printed, or display materials without Landlord’s prior written consent; or (vii) except in connection with Alterations (hereinafter defined) approved by Landlord, cause or permit any hole to be drilled or made in any part of the Building.

(c)                                  For the purposes hereof, “Tenant, any subtenant (of any tier), any of their respective agents, employees, contractors, licensees, or invitees, and anyone else for whom Tenant is legally responsible are sometimes collectively referred to herein as “Tenant Parties”.

4.3                               Chemical Safety Program. Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of the Massachusetts Water Resources Authority (“MWRA”) and any other applicable governmental authority. Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the MWRA and any other applicable governmental authority with respect to such chemical safety program and (b) this Section 4.3. Tenant shall obtain and maintain during the Term (i) any permit required by the MWRA (“MWRA Permit”) and (ii) a wastewater treatment operator license from the Commonwealth of Massachusetts with respect to Tenant’s use of any acid neutralization tank serving the Building (as defined below) in the Building. Tenant shall not introduce anything into the acid neutralization tank serving the Premises, if any (x) in violation of the terms of the MWRA Permit, (y) in violation of Legal Requirements or (z) that interferes with the proper functioning of any such acid neutralization tank.

5.                                      RENT; ADDITIONAL RENT

5.1                               Base Rent.

(a)                                 On the date that Tenant executes and delivers this Lease to Landlord, Tenant shall pay to Landlord $117,218.18 (“Pre-Paid Rent”), which, subject to the provisions of Section 2.1(b) below, shall be applied to the month installments of Base Rent payable by Tenant with respect to the first months (“Pre-Paid Rent Months”) of Lease Years 3, 4, and 5. On the Rent Commencement Date, Tenant shall pay to Landlord Base Rent in the amount of $35,746.67, except that if the Rent Commencement Date is any day other than the first day of a calendar month, Base Rent for such calendar month shall be prorated on the basis of the actual number of day in such calendar month. From and after the Rent Commencement Date, Tenant shall pay to Landlord Base Rent in equal monthly installments, in advance and without demand on the first day of each month for and with respect to such month. Except as otherwise expressly provided herein, the payment of Base Rent, additional rent and other charges reserved and covenanted to be paid under this Lease with respect to the Premises (collectively, “Rent”) shall commence on the Rent Commencement Date, and shall be prorated for any partial months. Rent shall be payable to Landlord or, if Landlord shall so direct in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment.

(b)                                 It shall be conditions (“Pre-Payment Conditions”) to the application of any portion of the Pre-Paid Rent to the amount of Base Rent due from Tenant to Landlord with respect to any of the Pre-Paid Rent Months that, as of the first day of such Pre-Paid Rent Month: (i) Tenant is in full compliance with its obligations under the Lease, and (ii) the Lease is in full force effect. If Landlord declines to apply any portion of the Pre-Paid Rent to the Base Rent due with respect to a Pre-Paid Rent Month based upon Tenant’s failure to satisfy the Pre-Payment Conditions, then Landlord shall apply the portion of the Pre-Paid Rent which was scheduled to be applied to the Base Rent due with respect to such Pre-Paid Rent Month to the amount of Base Rent due from Tenant to Landlord with respect to the next following calendar month with respect to which the Pre-Payment Conditions are satisfied. If the Term of the Lease is, for any reason, terminated prior to the application of the entirety of the Pre-Paid Rent to the Base Rent payable by Tenant to Landlord, then: (i) Landlord may apply the Pre-Paid Rent to any amounts due from Tenant to Landlord, including, without limitation, Rent and damages suffered by Landlord as the result of the default of Tenant under the Lease, and (ii) Landlord shall refund to Tenant such portion (if any) of the Pre-Paid Rent which has not yet been applied to Base Rent or other amounts due from Tenant to Landlord.

5.2                               Operating Costs.

(a)                                 “Operating Costs” shall mean all actual costs incurred and expenditures of whatever nature made by Landlord in the operation, management, repair, replacement, maintenance and insurance (including, without limitation, environmental liability insurance and property insurance on Landlord-supplied leasehold improvements for tenants, but not property insurance on tenants’ equipment) of the Property or reasonably allocated to the Property, including without limitation all costs of labor (wages, salaries, fringe benefits, etc.) up to and including the Property manager, however denominated, any costs for utilities supplied to exterior areas and the

Common Areas, and any costs for repair and replacements, cleaning and maintenance of the exterior areas and the Common Areas, related equipment, facilities and appurtenances and HVAC equipment, security services, a management fee (“Management Fee”) paid to Landlord’s property manager (not to exceed four percent (4%) of gross income of the Building, such gross income to be adjusted, if applicable, pursuant to Section 5.2(f)), the costs, including, without limitation, a commercially reasonable rental factor, of Landlord’s management office for the Property, which management office may be located outside the Property and which may serve other properties in addition to the Property (in which event such costs shall be equitably allocated among the properties served by such office), the cost of operating any amenities in the Property available to all tenants of the Property and any subsidy provided by Landlord for or with respect to any such amenity. For costs and expenditures made by Landlord in connection with the operation, management, repair, replacement, maintenance and insurance of the Building as a whole, Landlord shall make a reasonable allocation thereof between the retail and non-retail portions of the Building, if applicable. Operating Costs shall include costs (“Common Campus Costs”) incurred by Landlord in the operation, management, repair, replacement, maintenance and insurance of the Campus. So long as the Cafeteria is in operation, the Common Campus Costs shall include the costs of operating and maintaining the Cafeteria to the extent such costs exceed the income of the Cafeteria. Landlord shall reasonably allocate the Common Campus Costs among the buildings comprising the Campus. Operating Costs shall not include Excluded Costs (hereinafter defined).

(b)                                 “Excluded Costs” shall be defined as (i) any fixed or percentage ground rent, any mortgage charges (including interest, principal, points and fees); (ii) brokerage commissions, leasing fees, legal fees incurred by Landlord in negotiating leases, amendments and tenancy agreements, the cost of tenant improvements, build out allowances, moving expenses, assumption of rent under existing leases and other concessions incurred in connection with leasing space in the Building; (iii) salaries of executives and owners not directly employed in the management/operation of the Property and salaries and other compensation of employees, officers, executives or administrative personnel of Landlord above the position of general manager; (iv) the cost of work done by Landlord for a particular tenant and the cost of work or services performed for any facility other than the Building or the Property; (v) the cost of items which, by generally accepted accounting principles, would be capitalized on the books of Landlord, except to the extent such capital expenditure is (A) required by any Legal Requirements first enacted after the Execution Date, or (B) reasonably projected to reduce Operating Costs; provided that in either (A) or (B) such cost is amortized (with interest at 8% per annum) on a direct reduction basis over the useful life of such improvements as Landlord shall reasonably determine in accordance with sound real estate management and accounting principles and Tenant shall only be obligated to pay Tenant’s Share of such amortized amount for that portion of the useful life that falls within the Term; (vi) the costs of Landlord’s Work and any contributions made by Landlord to any tenant of the Property in connection with the build-out of its premises; (vii) franchise or income taxes imposed on Landlord; (viii) costs paid directly by individual tenants to suppliers, including tenant electricity, telephone and other utility costs; (ix) increases in premiums for insurance when such increase is caused by the use of the Building by Landlord or any other tenant of the Building; (x) depreciation of the Building, or any part thereof; (xi) costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; (xii) advertising, promotional or marketing expenses for the Building and other fees and costs incurred in procuring tenants; (xiii) the cost of repairs incurred by reason of fire or other casualty or condemnation in excess of costs which are included in any commercially reasonable deductible carried by Landlord under its casualty insurance policy, and the cost of any items for which Landlord is reimbursed by insurance, condemnation awards, refund, rebate or otherwise, and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; (xiv) costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; (xv) accrual or replacement of reserves for future repair or replacement costs; (xvi) any legal expenses arising out of any misconduct or negligence of Landlord or any person for which Landlord is responsible or arising out of dealings between any principals constituting Landlord or arising out of any leasing, sale, syndication, or financing of the Building or the Property or any part thereof or arising out of disputes with tenants, other occupants, or prospective tenants or occupants or out of the construction of the improvements on the Property; (xvii) any amounts paid by Landlord for which reimbursement is made from any source, including without limitation any cost recovered under any warranty, guaranty or insurance policy maintained or held by Landlord (provided that the foregoing shall not apply to payments by any tenant of the Building on account of such tenants’ share of Operating Cost and Tax pass-through or escalation over base-year provisions under their leases); (xviii) any cost representing an amount paid for services or materials to a related person or entity to the extent such amount exceeds the amount that would be paid for such services or materials at the then existing market rates to an unrelated person or entity, provided however, that the provisions of this clause (xviii) shall not be applicable to, or limit, the amount of Management Fee included in Operating Costs; (xix) costs of any investigation, cleanup, containment, abatement, removal or remediation Hazardous Materials (as hereinafter defined), other than Change in Law Hazardous Materials, as hereinafter defined; (xx) any increase in the cost of insurance attributable to the particular activities of any tenant which increases the cost of any fire, extended coverage or any other insurance policy covering all or any portion of the Property; (xxi) the cost of acquisition of any sculpture, paintings or other objects of art, (xxii) contributions to charitable or political organizations, and (xxiii) the cost of replacements, alterations or improvements necessary to remedy any non-compliance of the Building or the Property with applicable Legal Requirements in effect and applicable to the Building and/or the Property prior to the Execution Date.

“Change in Law Hazardous Materials” shall be defined any material or substance which: (x) exists in, on, or under the Building or the Property as of the Execution Date of this Lease, is, as of the Execution Date of the Lease, not deemed to be in violation of applicable Environment Laws, but, as the result of a change in Environmental Laws, is subsequently deemed to be in violation of applicable Environmental Laws, or (y) is introduced to the Building and/or the Property after the Execution Date, is, as of the time of its introduction to the Building and/or the Property, not deemed to be in violation of applicable Environment Laws, but, as the result of a change in Environmental Laws, is subsequently deemed to be in violation of applicable Environmental Laws.

(c)                                  Payment of Operating Costs. Commencing as of the Term Commencement Date and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as additional rent, Tenant’s Share of Operating Costs. Landlord may make a good faith estimate of Tenant’s Share of Operating Costs for any fiscal year or part thereof during the term, and Tenant shall pay to Landlord, on the Term Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Operating Costs for such fiscal year and/or part thereof divided by the number of months therein. Landlord may in good faith estimate and re-estimate Tenant’s Share of Operating Costs and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of Operating Costs shall be appropriately adjusted in accordance with the estimations so that, by the end of the fiscal year in question, Tenant shall have paid all of Tenant’s Share of Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each fiscal year.

(d)                                 Annual Reconciliation. Landlord shall, within one hundred twenty (120) days after the end of each fiscal year, deliver to Tenant a reasonably detailed statement of the actual amount of Operating Costs for such fiscal year (“Year End Statement”). Failure of Landlord to provide the Year End Statement within one (1) year after the end of the fiscal year in question shall result in a waiver by Landlord of the right to seek an adjustment of Operating Costs. For avoidance of doubt, however, if Landlord provides a Year End Statement with respect to a fiscal year to Tenant within one year after the end of such fiscal year, and Landlord, receives an invoice or demand for payment from a third party for a cost chargeable to such fiscal year which Landlord, in good faith, was not expecting, Landlord shall have the right, within thirty (30) days after Landlord receives such invoice or demand, to send Tenant a revised Year End Statement and a demand for payment from Tenant for Tenant’s Share of such Operating Cost, to the extent otherwise permitted pursuant to this Section 5.2. If the total of such monthly remittances on account of any fiscal year is greater than Tenant’s Share of Operating Costs actually incurred for such fiscal year, then, provided no Event of Default has occurred and is continuing, Tenant may credit the difference against the next installment of additional rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Share of Operating Costs actually incurred for such fiscal year, Tenant shall pay the difference to Landlord, as additional rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate of Operating Costs for the next fiscal year shall be based upon the Operating Costs actually incurred for the prior fiscal year as reflected in the Year-End Statement plus a reasonable adjustment based upon estimated increases in Operating Costs. The provisions of this Section 5.2(d) shall survive the expiration or earlier termination of this Lease.

(e)                                  Part Years. If the Term Commencement Date or the Expiration Date occurs in the middle of a fiscal year, Tenant shall be liable for only that portion of the Operating Costs with respect to such fiscal year after the Term Commencement Date.

(f)                                   Gross-Up. If, during any fiscal year, less than 95% of the Building is occupied by tenants or if Landlord was not supplying all tenants with the services being supplied to Tenant hereunder, actual Operating Costs incurred shall be reasonably extrapolated by Landlord on an item-by-item basis to the reasonable Operating Costs that would have been incurred if the Building was 95% occupied and such services were being supplied to all tenants, and such extrapolated Operating Costs shall, for all purposes hereof, be deemed to be the Operating Costs for such fiscal year. This “gross up” treatment shall be applied only with respect to variable Operating Costs arising from services provided to Common Areas or to space in the Building being occupied by tenants (which services are not provided to vacant space or may be provided only to some tenants) in order to allocate equitably such variable Operating Costs to the tenants receiving the benefits thereof.

(g)                                  Audit Right. Provided there is no Event of Default, Tenant may, upon at least sixty (60) days’ prior written notice, inspect or audit Landlord’s records relating to Operating Costs for any periods of time within the previous fiscal year before the audit or inspection. However, no audit or inspection shall extend to periods of time before the Term Commencement Date. If Tenant fails to object to the calculation of Tenant’s Share of Operating Costs on the Year-End Statement within ninety (90) days after such statement has been delivered to Tenant and/or fails to complete any such audit or inspection within one hundred twenty (120) days after receipt of the Year End Statement, then Tenant shall be deemed to have waived its right to object to the calculation of Tenant’s Share of Operating Costs for the year in question and the calculation thereof as set forth on such statement shall be final. Tenant’s audit or inspection shall be conducted only at Landlord’s offices or the offices of Landlord’s property manager during business hours reasonably designated by Landlord. Tenant shall pay the cost of such audit or inspection. Tenant may not conduct an inspection or have an audit performed more than once during any fiscal year. If such inspection or audit reveals that an error was made in the calculation of Tenant’s Share of Operating Costs previously charged to Tenant, then, provided there is no Event of Default, Tenant may credit the difference against the next installment of additional rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If such inspection or audit reveals an underpayment by Tenant, then Tenant shall pay to Landlord, as additional rent hereunder, any underpayment of any such costs, as the case may be, within thirty (30) days after receipt of an invoice therefor. If, after such inspection or audit is made, it is finally determined or agreed that that an error was made in the calculation of Tenant’s Share of Operating Costs previously charged to Tenant so that the amount billed to Tenant was in error in excess of five percent (5%) of the actual costs, then Landlord shall pay to Tenant the reasonable cost of such an audit. Tenant shall maintain the results of any such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than Tenant’s employees, consultants approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) or an independent firm of certified public accountants (A) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection, and (B) which executes a commercially reasonable confidentiality agreement whereby it shall agree to maintain the results of such audit or inspection confidential, but subject to commercially reasonable exceptions to such confidentiality. Nothing in the foregoing shall preclude Tenant or its auditor from disclosing any audit or inspection results to third parties, to the extent: (i) required by Legal Requirements, court order, order of governmental authority or pursuant to any requirements or rules of any stock exchange listing, or (ii) in litigation or other dispute resolution proceedings between Landlord and Tenant. The provisions of this Section 5.2(g) shall survive the expiration or earlier termination of this Lease

5.3                               Taxes.

(a)                                 “Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Building and the Land, and upon any personal property of Landlord used in the operation thereof, or on Landlord’s interest therein or such personal property; charges, fees and assessments for transit, housing, police, fire or other services or purported benefits to the Building and the Land (including without limitation any community preservation assessments); service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operation, use or occupancy of the Building and the Land or based upon rentals derived therefrom, which are or shall be imposed by federal, state, county, municipal or other governmental authorities. From and after substantial completion of any occupiable improvements constructed as part of a Future Development, if such improvements are not separately assessed, Landlord shall reasonably allocate Taxes between the Building and such improvements and the land area associated with the same. Taxes shall not include any penalties or interest or other charges for late payment of taxes, any inheritance, estate, succession, gift, franchise, rental, income or profit tax, capital stock tax, capital levy or excise, or any income taxes arising out of or related to the ownership and operation of the Building and the Land, provided, however, that any of the same and any other tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for or an addition to, in whole or in part, any tax, levy or assessment which would otherwise constitute Taxes, whether or not now customary or in the contemplation of the parties on the Execution Date of this Lease, shall constitute Taxes, but only to the extent calculated as if the Building and the Land were the only real estate owned by Landlord. “Taxes” shall also include reasonable expenses (including without limitation legal and consultant fees) of tax abatement or other proceedings contesting assessments or levies. Landlord shall pay, or cause to be paid, before the same become delinquent, all Taxes.

(b)                                 “Tax Period” shall be any fiscal/tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority (i.e., as mandated by the governmental taxing authority), any portion of which period occurs during the Term of this Lease.

(c)                                  Payment of Taxes. Commencing as of the Term Commencement Date and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as additional rent, Tenant’s Share of Taxes. Landlord may make a good faith estimate of the Taxes to be due by Tenant for any Tax Period or part thereof during the Term, and Tenant shall pay to Landlord, on the Term Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Taxes for such Tax Period or part thereof divided by the number of months therein. Landlord may in good faith estimate and re-estimate Tenant’s Share of Taxes and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of Taxes shall be appropriately adjusted in accordance with the estimations so that, by the end of the Tax Period in question, Tenant shall have paid all of Tenant’s Share of Taxes as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Taxes are available for each Tax Period. If the total of such monthly remittances is greater than Tenant’s Share of Taxes actually due for such Tax Period, then, provided no Event of Default has occurred and is continuing, Tenant may credit the difference against the next installment of additional rent on account of Taxes due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Share of Taxes actually due for such Tax Period, Tenant shall pay the difference to Landlord, as additional rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor, provided said invoice is delivered within one (1) year after the end of the Tax Period in question, which period of time shall be tolled during the duration of any tax abatement proceedings. Notwithstanding the foregoing, if Landlord receives an invoice or bill for Taxes from taxing authority after the date one (1) year after the end of the Tax Period in question, then Landlord shall have the right, within thirty (30) days after Landlord receives such invoice or bill, to send Tenant a demand for payment from Tenant for Tenant’s Share of such Tax, to the extent otherwise permitted pursuant to this Section 5.3. Landlord’s estimate for the next Tax Period shall be based upon actual Taxes for the prior Tax Period plus a reasonable adjustment based upon estimated increases in Taxes. Landlord shall, within ten (10) business days after written request form Tenant, provide Tenant with copies of Tax bills which are the basis of Tenant’s Share of Taxes payable by Tenant. The provisions of this Section 5.3(c) shall survive the expiration or earlier termination of this Lease.

(d)                                 Effect of Abatements. Appropriate credit against Taxes shall be given for any refund obtained by reason of a reduction in any Taxes by the assessors or the administrative, judicial or other governmental agency responsible therefor after deduction of Landlord’s expenditures for reasonable and documented out-of-pocket legal fees and for other reasonable expenses incurred in obtaining the Tax refund.

(e)                                  Part Years. If the Term Commencement Date or the Expiration Date occurs in the middle of a Tax Period, Tenant shall be liable for only that portion of the Taxes, as the case may be, with respect to such Tax Period after the Term Commencement Date.

5.4                               Late Payments.

(a)                                 Any payment of Rent due hereunder not paid within five (5) business days after the same is due shall bear interest for each month or fraction thereof from the due date until paid in full at the annual rate of twelve percent (12%), or at any applicable lesser maximum legally permissible rate for debts of this nature (the “Default Rate”).

(b)                                 Additionally, if Tenant fails to make any payment within five (5) business days after the due date therefor, Landlord may charge Tenant a fee (“Late Fee”), which shall constitute liquidated damages, equal to the greater of: (i) One Thousand and NO/100 Dollars ($1,000.00), or (ii) three (3%) percent of any such past due amount, for each such late payment. Notwithstanding the foregoing, Landlord agrees that no Late Fee shall be due with respect to any payment due from Tenant during any calendar year, unless an Initial Late Fee Event has previously occurred during such twelve (12) month period. An “Initial Late Fee Event” shall mean any failure by Tenant to make a payment when due, which failure is not cured on or before the date five (5) business days after Landlord gives Tenant written notice that such payment is past due. Landlord agrees to waive the Late Fee with respect to the Initial Late Fee Event which occurs in any calendar year.

(c)                                  For each Tenant payment check to Landlord that is returned by a bank for any reason, Tenant shall pay a returned check charge equal to the amount as shall be customarily charged by Landlord’s bank at the time.

(d)                                 Money paid by Tenant to Landlord shall be applied to Tenant’s account in the following order: first, to any unpaid additional rent, including without limitation late charges, returned check charges, legal fees and/or court costs chargeable to Tenant hereunder; and then to unpaid Base Rent.

(e)                                  The parties agree that the Late Fee referenced in Section 5.4(b) represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

5.5                               No Offset; Independent Covenants; Waiver. Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein. TENANT WAIVES ALL RIGHTS (I) TO ANY ABATEMENT, SUSPENSION, DEFERMENT, REDUCTION OR DEDUCTION OF OR FROM RENT (EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE), AND (II) TO QUIT, TERMINATE OR SURRENDER THIS LEASE OR THE PREMISES OR ANY PART THEREOF, EXCEPT AS EXPRESSLY PROVIDED HEREIN. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL BE SEPARATE AND INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE BEEN TERMINATED PURSUANT TO AN EXPRESS PROVISION OF THIS LEASE. LANDLORD AND TENANT EACH ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF TENANT HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS LEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH LANDLORD AND TENANT WERE REPRESENTED BY COUNSEL SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL LEASES IN MASSACHUSETTS, AND THAT THE ACKNOWLEDGEMENTS AND AGREEMENTS CONTAINED HEREIN ARE MADE WITH FULL KNOWLEDGE OF THE HOLDING IN WESSON V. LEONE ENTERPRISES, INC., 437 MASS. 708 (2002). SUCH ACKNOWLEDGEMENTS, AGREEMENTS AND WAIVERS BY TENANT ARE A MATERIAL INDUCEMENT TO LANDLORD ENTERING INTO THIS LEASE.

5.6                               Survival. Any obligations under this Section 5 which shall not have been paid at the expiration or earlier termination of the Term shall survive such expiration or earlier termination and shall be paid when and as the amount of same shall be determined and be due.

6.                                      GUARANTY. Intentionally Omitted.

7.             LETTER OF CREDIT

7.1                               Amount. Contemporaneously with the execution of this Lease, Tenant shall deliver either (i) cash in the amount specified in the Lease Summary Sheet (the “Cash Security Deposit”), which shall be held by Landlord in accordance with Section 7.5 below, or (ii) an irrevocable letter of credit to Landlord which shall (a) be in the amount specified in the Lease Summary Sheet and otherwise in the form attached hereto as Exhibit 5; (b) name Landlord as its beneficiary; (c) be drawn on an FDIC insured financial institution reasonably satisfactory to Landlord that both (i) has an office in the greater Boston metropolitan area that will accept presentation of, and pay against, the Letter of Credit and (ii) satisfies both the Minimum Rating Agency Threshold and the Minimum Capital Threshold (as those terms are defined below); (d) be for a term of one (1) year, subject to extension in accordance with the terms hereof; and (e) have an outside expiration date no earlier than ninety (90) days after the scheduled Expiration Date of the then-current term of the Lease (the “Letter of Credit”). The “Minimum Rating Agency Threshold” shall mean that the issuing bank has outstanding unsecured, uninsured and unguaranteed senior long-term indebtedness that is then rated (without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation) “Baa” or better by Moody’s Investors Service, Inc. and/or “BBB” or better by Standard & Poor’s Rating Services, or a comparable rating by a comparable national rating agency designated by Landlord in its reasonable discretion. The “Minimum Capital Threshold” shall mean that the issuing bank has combined capital, surplus and undivided profits of not less than $10,000,000,000. The Letter of Credit shall be held by Landlord, without liability for interest, as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease by the Tenant to be kept and performed during the Term. In no event shall the Letter of Credit be deemed to be a prepayment of Rent nor shall it be considered a measure of liquidated damages.

7.2                               Application of Proceeds of Letter of Credit. During the existence of an uncured Event of Default, or if any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors (and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within sixty (60) days) or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, or if the issuer of the Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period and Tenant fails to deliver a substitute Letter of Credit satisfying the conditions hereof at least thirty (30) days prior to the expiration of the term of such Letter of Credit, Landlord at its sole option may draw down all or a part of the Letter of Credit. The balance of any Letter of Credit cash proceeds shall be held in accordance with Section 7.5 below. Should the entire Letter of Credit, or any portion thereof, be drawn down by Landlord, Tenant shall, upon the written demand of Landlord, deliver a replacement Letter of Credit in the amount drawn, and Tenant’s failure to do so within ten (10) days after receipt of such written demand shall constitute an additional Event of Default hereunder. Upon delivery of such replacement Letter of Credit, Landlord shall return to Tenant the balance of any Letter of Credit proceeds that are being held in accordance with Section 7.5 below. The application of all or any part of the cash proceeds of the Letter of Credit to any obligation or default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have nor shall such application by Landlord constitute a waiver by Landlord.

7.3                               Transfer of Letter of Credit. In the event that Landlord transfers its interest in the Premises, Tenant shall upon notice from, and at no cost to, Landlord, deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit naming Landlord’s successor as the beneficiary thereof. If Tenant fails to deliver such amendment or replacement within ten (10) days after written notice from Landlord, Landlord shall have the right to draw down the entire amount of the Letter of Credit and hold the proceeds thereof in accordance with Section 7.5 below.

7.4                               Credit of Issuer of Letter of Credit. If the issuer of the Letter of Credit fails to satisfy either or both of the Minimum Rating Agency Threshold or the Minimum Capital Threshold, Tenant shall be required to deliver a substitute letter of credit from another issuer reasonably satisfactory to the Landlord and that satisfies both the Minimum Rating Agency Threshold and the Minimum Capital Threshold not later than ten (10) Business Days after Landlord notifies Tenant of such failure.

7.5                               Cash Proceeds of Letter of Credit. Landlord shall hold the Cash Security Deposit and/or the balance of proceeds remaining after a draw on the Letter of Credit (each hereinafter referred to as the “Security Deposit”) as security for Tenant’s performance of all its Lease obligations. While an uncured Event of Default exists, Landlord may apply the Security Deposit, or any part thereof, to Landlord’s damages without prejudice to any other Landlord remedy. Should Landlord apply all or any portion of the Security Deposit in accordance with the terms of this Lease, Tenant shall, upon the written demand of Landlord, deliver cash or a Letter of Credit in the amount applied, and Tenant’s failure to do so within twenty (20) days after receipt of such written demand shall constitute an additional Event of Default hereunder. Landlord has no obligation to pay interest on the Security Deposit and may co-mingle the Security Deposit with Landlord’s funds. If Landlord conveys its interest under this Lease, the Security Deposit, or any part not applied previously, may be turned over to the grantee in which case Tenant shall look solely to the grantee for the proper application and return of the Security Deposit.

7.6                               Return of Security Deposit or Letter of Credit. Should Tenant comply with all of such terms, covenants and conditions and promptly pay all sums payable by Tenant to Landlord hereunder, the Security Deposit and/or Letter of Credit or the remaining proceeds therefrom, as applicable, shall be returned to Tenant within thirty (30) days after the latest to occur of: (i) the end of the Term, and (ii) compliance with its obligation with Sections 21(a) and (b) (including, without limitation, deliver to Landlord of a Surrender Plan which complies with Section 21.1(b)) less any portion thereof which may have been utilized by Landlord to cure any default or applied to any actual damage suffered by Landlord.

7.7                               Cash or Letter of Credit. Provided there is no Event of Default that is continuing, Tenant shall have the right, from time to time during the Term, to replace (a) the Cash Security Deposit with a Letter of Credit in an equivalent amount and otherwise meeting the requirements of this Section 7 or (b) any Letter of Credit with a Cash Security Deposit in an equivalent amount and otherwise meeting the requirements of this Section 7.

8.                                      SECURITY INTEREST IN TENANT’S PROPERTY.

Subject to Section 22.5 hereof, in addition to any statutory landlord’s lien, now or hereafter enacted, Tenant grants to Landlord, to secure performance of Tenant’s obligations hereunder, a security interest in Tenant’s Property (hereinafter defined), and Tenant’s Property shall not be removed from the Premises without the prior written consent of Landlord (other than in Tenant’s ordinary course of business) until all obligations of Tenant have been fully performed. Landlord is hereby authorized, and granted a power of attorney to file UCC-1 financing statements or any other instrument, at any time during the Term of this Lease, necessary or appropriate to perfect Landlord’s security interest under this Section 8, which power is coupled with an interest and is irrevocable during the Term. Upon the occurrence of an Event of Default, Landlord may, in addition to all other remedies, without notice or demand except as provided below, exercise the rights afforded to a secured party under the Uniform Commercial Code of the Commonwealth of Massachusetts (the “UCC”). To the extent the UCC requires Landlord to give to Tenant notice of any act or event and such notice cannot be validly waived before a default occurs, then five (5) days’ prior written notice thereof shall be reasonable notice of the act or event.

9.                                      UTILITIES, LANDLORD’S SERVICES

9.1                               Electricity. Landlord shall contract with the utility provider for electric service to the Property, including the Premises. Commencing on the Term Commencement Date, Tenant shall pay all charges for electricity furnished to the Premises and any equipment exclusively serving the Premises, as additional rent, based on Landlord’s reasonable estimates or any applicable metering equipment. At Tenant’s request, Landlord shall provide Tenant with reasonable back-up documentation regarding the total charges and the method of allocating the charges to Tenant. If not separately metered, Landlord may elect to furnish and install in a location approved by Landlord in or near the Premises any necessary metering equipment reasonably acceptable to Landlord and the supplier thereof to be used to measure electricity furnished to the Premises and any equipment exclusively serving the same. Tenant shall, at Tenant’s sole cost and expense, maintain and keep in good order, condition and repair the metering equipment used to measure electricity furnished to the Premises and any equipment exclusively serving the same. Tenant shall pay the full amount of any charges attributable to such meter on or before the due date therefor directly to the supplier thereof.

9.2                               Water. Tenant shall pay all charges for water furnished to the Premises and/or any equipment exclusively serving the Premises as additional rent, based on Landlord’s reasonable estimates or any applicable metering equipment. At Tenant’s request, Landlord shall provide Tenant with reasonable back-up documentation regarding the total charges and the method of allocating the charges to Tenant. If not separately metered, Landlord may elect to furnish and install in a location approved by Landlord in or near the Premises any necessary metering equipment reasonably acceptable to Landlord and the supplier thereof to be used to measure water furnished to the Premises and any equipment exclusively serving the same. If applicable, Tenant shall, at Tenant’s sole cost and expense, maintain and keep in good order, condition and repair the metering equipment used to measure water furnished to the Premises and any equipment exclusively serving the same. Tenant shall pay the full amount of any charges attributable to such meter on or before the due date therefor either to Landlord or directly to the supplier thereof, at Landlord’s election.

9.3                               Gas. Tenant shall pay all charges for gas furnished to the Premises and/or any equipment exclusively serving the Premises as additional rent, based on applicable metering equipment. Tenant shall, at Tenant’s sole cost and expense, maintain and keep in good order, condition and repair the metering equipment used to measure gas furnished to the Premises and any equipment exclusively serving the same. Tenant shall pay the full amount of any charges attributable to such meter on or before the due date therefor directly to the supplier thereof.

9.4                               Other Utilities. Subject to Landlord’s reasonable rules and regulations governing the same, Tenant shall obtain and pay, as and when due, for all other utilities and services consumed in and/or furnished to the Premises, together with all taxes, penalties, surcharges and maintenance charges pertaining thereto.

9.5                               Interruption or Curtailment of Utilities. When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, Landlord reserves the right, upon as much prior notice to Tenant as is practicable under the circumstances and no less than twenty-four (24) hours’ notice except in the event of an emergency, to interrupt, curtail, or stop (i) the furnishing of hot and/or cold water, and (ii) the operation of the plumbing and electric systems. Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but, except as set forth in Section 10.7 below, there shall be no diminution or abatement of Rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems.

9.6                               Landlord’s Services. Subject to reimbursement pursuant to Section 5.2 above, Landlord shall provide the services described in Exhibit 6 attached hereto and made a part hereof (“Landlord’s Services”).

10.                               MAINTENANCE AND REPAIRS

10.1                        Maintenance and Repairs by Tenant. Tenant shall keep neat and clean and free of insects, rodents, vermin and other pests and in good repair, order and condition the Premises, including without limitation the entire interior of the Premises, all electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of the Tenant (whether located in the Premises or other portions of the Building), all fixtures, equipment and lighting therein, electrical equipment wiring, doors, non-structural walls, interior windows and floor coverings, reasonable wear and tear and damage by Casualty excepted. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the proper maintenance of all building systems, life-safety, sanitary, electrical, heating, air conditioning, plumbing, security or other systems and of all equipment and appliances located within and/or exclusively serving the Premises. Tenant agrees to provide regular maintenance by contract with a reputable qualified service contractor for the heating and air conditioning equipment servicing the Premises. Such maintenance contract and contractor shall be subject to Landlord’s reasonable approval. Tenant, at Landlord’s request, shall at reasonable intervals provide Landlord with copies of such contracts and maintenance and repair records and/or reports.

10.2                        Maintenance and Repairs by Landlord. Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, Landlord shall maintain, repair and replace, and keep in reasonable condition the Building foundation, the roof (including the roof membrane), the ceilings, Building structure, exterior walls, exterior windows, structural floor slabs and columns, Common Areas, parking areas and common building systems in good repair, order and condition. In addition, Landlord shall operate, clean, repair, replace and maintain the Common Areas in substantially the same manner as comparable combination office and laboratory facilities in the vicinity of the Premises. Without limiting the foregoing, Landlord shall remove snow and ice from the sidewalks and other paved areas on the Property as reasonably necessary. Landlord shall use reasonable efforts to minimize any interference with Tenant’s use and occupancy of the Premises while Landlord performs maintenance, repair and replacement work. All costs incurred by Landlord under this Section 10.2 shall be included in Operating Costs, subject to the provisions of Section 5.2.

10.3                        Accidents to Sanitary and Other Systems. Tenant shall give to Landlord prompt notice of any fire or accident in the Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building including, without limitation, sanitary, electrical, ventilation, heating and air conditioning or other systems located in, or passing through, the Premises. Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but, subject to Section 14.5 below, if such damage or defective condition was caused by any of the Tenant Parties, the cost to remedy the same shall be paid by Tenant.

10.4                        Floor Load—Heavy Equipment. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by Legal Requirements. Landlord reserves the right to prescribe the weight and position of all safes, heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Heavy Equipment”), which shall be placed so as to distribute the weight. Heavy Equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any Heavy Equipment into or out of the Building without giving Landlord prior written notice thereof and observing all of Landlord’s Rules and Regulations with respect to the same. If such Heavy Equipment requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with Legal Requirements. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord and Landlord’s agents (including without limitation its property manager), contractors and employees (collectively with Landlord, the “Landlord Parties”) harmless from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including without limitation reasonable legal fees) (collectively, “Claims”) resulting directly or indirectly from such moving except, subject to Section 14.5, to the extent caused by the negligence or willful misconduct of any of the Landlord Parties. Proper placement of all Heavy Equipment in the Premises shall be Tenant’s responsibility.

10.5                        Premises Cleaning. Tenant shall be responsible, at its sole cost and expense, for janitorial and, except as set forth in this Section 10.5, trash removal services and other biohazard disposal services for the Premises, including the laboratory areas thereof. Such services shall be performed by licensed (where required by law or governmental regulation), insured and qualified contractors approved in advance, in writing, by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned) and on a sufficient basis to ensure that the Premises are at all times kept neat and clean. Tenant shall use the common dumpster serving the Building (which is presently located near the Building’s loading dock) for the disposal of its trash, provided however, that in no event shall Tenant dispose of any Hazardous Materials in such dumpster. Landlord shall engage a contractor who shall empty the common dumpster, as needed.

10.6                        Pest Control. Tenant, at Tenant’s sole cost and expense, shall cause: (i) the Premises to be exterminated to Landlord’s reasonable satisfaction on an as-needed basis, but not less frequently than once per calendar quarter, and (ii) all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation. Tenant shall not permit any person to enter the Premises for the purpose of providing such extermination services, unless such persons have been approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. If requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, store any refuse generated in the Premises by the consumption of food or beverages in a cold box or similar facility.

10.7                        Service Interruptions.

(a)                                 Abatement of Rent. In the event that: (i) there shall be an interruption, curtailment or suspension of any service or failure to perform any obligation required to be provided or performed by Landlord pursuant to Sections 9 and/or 10 (and no reasonably equivalent alternative service or supply is provided by Landlord) that shall materially interfere with Tenant’s use and enjoyment of the Premises, or any portion thereof (any such event, a “Service Interruption”), and (ii) such Service Interruption shall continue for five (5) consecutive business days following receipt by Landlord of written notice (the “Service Interruption Notice”) from Tenant describing such Service Interruption (“Abatement Service Interruption Cure Period”). and (iii) such Service Interruption shall not have been caused by an act or omission of Tenant or Tenant’s agents, employees, contractors or invitees (an event that satisfies the foregoing conditions (i)-(iii) being referred to hereinafter as a “Material Service Interruption”) then, Tenant, subject to the next following sentence, shall be entitled to an equitable abatement of Base Rent, Operating Costs and Taxes based on the nature and duration of the Material Service Interruption and the area of the Premises affected, for any and all days following the Abatement Service Interruption Cure Period that both (x) the Material Service Interruption is continuing and (y) Tenant does not use such affected areas of the Premises for a bona fide business purpose. The Abatement Service Interruption Cure Period shall be extended by reason of any delays in Landlord’s ability to cure the Service Interruption in question caused by Force Majeure, as defined in Section 25.19, provided however, that in no event shall the Abatement Service Interruption Cure Period with respect to any Service Interruption be longer than twelve (12) consecutive business days after Landlord receives the applicable Service Interruption Notice.

(b)                                 Tenant’s Termination Right. In the event that: (i) a Service Interruption occurs, and (ii) such Service Interruption continues for a period of ninety (90) consecutive days after Landlord receives a Service Interruption Notice with respect to such Service Interruption (“Termination Service Interruption Cure Period”), and (iii) such Service Interruption shall not have been caused by an act or omission of Tenant or Tenant’s agents, employees, contractors or invitees, and (iv) for so long as Tenant ceases to use the affected portion of the Premises during such Service Interruption, then Tenant shall have the right to terminate this Lease by giving a written termination notice to Landlord after the expiration of the Termination Service Interruption

Cure Period. If such Service Interruption is cured within ten (10) days (“Post-Termination Notice Cure Period”) after Landlord receives such termination notice, then Tenant shall have no right to terminate this Lease based upon such Service Interruption and Tenant’s termination notice shall be of no force or effect. The Termination Service Interruption Cure Period and the Post-Termination Notice Cure Period shall each be extended by reason of any delays in Landlord’s ability to cure the Service Interruption in question caused by Landlord’s Force Majeure, provided however, that in no event shall the aggregate extension of the Termination Service Interruption Cure Period and the Post-Termination Notice Cure Period by reason of Landlord’s Force Majeure exceed sixty (60) days.

(c)                                  The provisions of this Section 10.7 shall not apply in the event of a Service Interruption caused by Casualty or Taking (see Section 15 hereof).

(d)                                 The provisions of this Section 10.7 set forth Tenant’s sole rights and remedies, both in law and in equity, in the event of any Service Interruption

11.                               ALTERATIONS AND IMPROVEMENTS BY TENANT

11.1                        Landlord’s Consent Required.

(a)                                 Except for Permitted Alterations, as defined in Section 11.1 (b), Tenant shall not make any alterations, decorations installations, removals, additions or improvements (collectively, “Alterations”) in or to the Premises without Landlord’s prior written approval of the contractor(s), written plans and specifications (“Tenant’s Plans”) and a time schedule therefor. Landlord reserves the right to require that Tenant use Landlord’s preferred vendor(s) for any Alterations that involve roof penetrations, alarm tie-ins, sprinklers, fire alarm and other life safety equipment. Tenant shall not make any amendments or additions to plans and specifications approved by Landlord without Landlord’s prior written consent. Landlord’s approval of nonstructural Alterations shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Landlord may withhold its consent in its sole discretion (a) to any Alteration to or affecting the fixed lab benches, fume hoods, roof and/or building systems, (b) with respect to matters of aesthetics relating to Alterations to or affecting the exterior of the Building, and (c) to any Alteration affecting the Building structure. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. In seeking Landlord’s approval, Tenant shall provide Landlord, at least ten (10) business days in advance of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record, (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request. Landlord shall, within ten (10) business days after Landlord receives a written request (“Tenant’s Plan Approval Request”) from Tenant requesting Landlord’s approval of Tenant’s Plans, whether Landlord approves or objects to Tenant’s Plans and shall specify in reasonable detail the manner, if any, in which

Tenant’s Plans are unacceptable. Tenant’s Plan Approval Request shall include Tenant’s Plans. If Landlord fails to respond to Tenant’s Plan Approval Request in writing, as required above, within such ten (10) business day period, then Tenant shall have the right to give Landlord a second written notice (“Reminder Notice”) requesting Landlord’s approval of Tenant’s Plans. If Landlord fails to respond to Tenant’s Plan Approval Request within five (5) business days after Landlord’s receipt of such Reminder Notice, Landlord shall be deemed to have approved Tenant’s Plan Approval Request, but only if such Reminder Notice includes a statement, in 14 POINT BOLD TYPE, REFERRING TO THIS SECTION 11.1 AND ADVISING LANDLORD THAT, IF LANDLORD FAILS RESPOND TO TENANT’S PLAN APPROVAL REQUEST DATED            WITHIN FIVE (5) BUSINESS DAYS AFTER LANDLORD’S RECEIPT OF REMINDER NOTICE, THEN SUCH TENANT’S PLAN APPROVAL REQUEST SHALL BE DEEMED TO BE APPROVED. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials (whether building standard or non-building standard), appliances or equipment selected by Tenant in connection with any work performed by or on behalf of Tenant. Except as otherwise expressly set forth herein, all Alterations shall be done at Tenant’s sole cost and expense and at such times and in such manner as Landlord may from time to time reasonably designate. If Tenant shall make any Alterations, then Landlord may elect to require Tenant at the expiration or sooner termination of the Term to restore the Premises to substantially the same condition as existed immediately prior to the Alterations. If requested by Tenant in Tenant’s Plan Approval Request, or Permitted Alterations Notice, as the case may be, Landlord shall make such election at the time Landlord approves such Alterations or, for Permitted Alterations, at the time that Landlord responds in writing to Tenant’s Plan Approval Request or within five (5) business days after Landlord receives such Permitted Alterations Notice, as the case may be. Tenant shall provide Landlord with reproducible record drawings (in CAD format) of all Alterations within sixty (60) days after completion thereof.

(b)                                 Permitted Alterations. Tenant shall have the right, without obtaining the prior consent of Landlord but upon written notice (“Permitted Alterations Notice”) to Landlord given ten (10) days prior to the commencement of any work, to make alterations, additions or improvements, including, without limitation, cosmetic decorations such as painting, wall papering, carpeting or hanging pictures to the Premises (collectively, “Permitted Alterations”) where the same: (i) are within the interior of the Premises within the Building, do not affect the exterior of the Premises and the Building (including no signs on windows), and are not visible from the exterior of the Building; (ii) do not affect the roof, any structural element of the Building, or the mechanical, electrical, plumbing, heating, ventilating, air-conditioning, fire protection systems, or other common systems of the Building, and (iii) cost Fifty Thousand ($50,000.00) Dollars or less. The Permitted Alterations Notice shall include any plans and/or specifications used by Tenant in making the Permitted Alterations in question, and, if Tenant is not using plans and/or specifications, then the Permitted Alterations Notice shall specify the nature of the work in reasonable detail. In making any Permitted Alterations, Tenant shall comply with all provisions of the Lease applicable to the performance of any Alterations by Tenant, except to the extent inconsistent with the provisions of this Section 11.1(b).

11.2                        Supervised Work. Landlord and Tenant recognize that to the extent Landlord permits Tenant to perform any Alterations outside the Premises and/or affecting the Building systems, or if required by Legal Requirements, Landlord will need to make arrangements to have supervisory personnel on site. Accordingly, Landlord and Tenant agree as follows: Tenant shall give Landlord at least two (2) business days’ prior written notice of any time outside of normal construction hours when Tenant intends to perform portions of Alterations (the “Supervised Work”). Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for the reasonable cost of Landlord’s supervisory personnel overseeing the Supervised Work.

11.3                        Harmonious Relations. Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building, the Property or any part thereof. In the event of any such difficulty, upon Landlord’s written request, Tenant shall cause all contractors, mechanics or laborers causing such difficulty to leave the Property immediately.

11.4                        Liens. No Alterations shall be undertaken by Tenant until (i) Tenant has made provision for written waiver of liens from all contractors providing services in excess of $25,000 for such Alteration; and (ii) with respect to any Alterations made by Tenant, the cost of which exceed $250,000, Tenant has procured appropriate surety payment and performance bonds which shall name Landlord as an additional obligee and has filed lien bond(s) (in jurisdictions where available) on behalf of such contractors. Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within ten (10) business days after Tenant has actual knowledge of the filing of such mechanic’s lien, at Tenant’s expense by filing the bond required by law or otherwise.

11.5                        General Requirements. Unless Landlord and Tenant otherwise agree in writing, Tenant shall (a) obtain Landlord’s written approval of any and all building permit applications relating to Alterations (including without limitation Permitted Alterations) to the Premises prior to submission thereof; (b) procure or cause others to procure on its behalf all necessary permits before undertaking any Alterations in the Premises (and provide copies thereof to Landlord); (c) perform all of such Alterations in a good and workmanlike manner, employing materials of good quality and in compliance with Landlord’s construction rules and regulations, all insurance requirements of this Lease, and Legal Requirements; and (d) defend, indemnify and hold the Landlord Parties harmless from and against any and all Claims occasioned by or growing out of such Alterations, except to the extent the same results from the negligence or willful misconduct of any Landlord Parties. Tenant shall cause all contractors and subcontractors to maintain during the performance of any Alterations the insurance described in Exhibit 9 attached hereto.

12.                               SIGNAGE

12.1                        Restrictions. Tenant shall have the right to install Building standard signage identifying Tenant’s business at the entrance to the Premises, which signage shall be subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Subject to the foregoing, and subject to Section 12.2 below, Tenant shall not place or suffer to be placed or maintained on the exterior of the Premises, or any part of the interior visible from the exterior thereof, any sign, banner, advertising matter or any other thing of any kind (including, without limitation, any hand-lettered advertising), and shall not place or maintain any decoration, letter or advertising matter on the glass of any window or door of the Premises without first obtaining Landlord’s written approval. No signs or blinds may be put on or in any window or elsewhere if visible from the exterior of the Building.

12.2                        Exterior Signage. Provided that and for so long as Tenant is then occupying at least eighty percent (80%) of the rentable square feet of the Premises, Tenant shall have the right to erect and maintain at the entrance to the Premises one (1) sign identifying Tenant’s business, the size of which shall not exceed Tenant’s Share of the exterior Building signage allowed by Legal Requirements (the “Exterior Signage”), provided (i) the Exterior Signage complies with (A) the requirements of Exhibit 12 attached hereto and made a part hereof and (B) all Legal Requirements (and Tenant shall have obtained any necessary permits prior to erecting the Exterior Signage), (ii) the location of the Exterior Signage shall be subject to Landlord’s approval, (iii) the materials, design, lighting and method of installation of the Exterior Signage, and any requested changes thereto, shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (iv) Tenant shall at all times maintain the Exterior Signage in good order, condition and repair and shall remove the Exterior Signage at the expiration or earlier termination of the Term hereof or upon Landlord’s written demand after the failure of Tenant to comply with the provisions of this Section 12.2, and shall repair any damage to the Building caused by the Exterior Signage or the installation or removal thereof. Tenant shall have the right, from time to time throughout the term of this Lease, to replace its signage (if any) with signage which is equivalent to the signage being replaced, subject to all of the terms and conditions of this Section 12.2.

12.3                        Monument Sign. Subject to Legal Requirements, Landlord shall list Tenant’s name and logo on the Property’s monument sign.

12.4                        Building Directory. Tenant acknowledges that, as of the Execution Date of this Lease, there exists no common Building lobby directory. In the event that Landlord installs a Building lobby directory, Tenant shall have the right, during the Term of this Lease, to list Tenant’s name on the Building lobby directory. The initial listing of Tenant’s name shall be at Landlord’s cost and expense. Any changes, replacements or additions by Tenant to such directory shall be at Tenant’s sole cost and expense.

13.                               ASSIGNMENT, MORTGAGING AND SUBLETTING

13.1                        Landlord’s Consent Required. Tenant shall not mortgage or encumber this Lease or in whole or in party whether at one time or at intervals, operation of law or otherwise. Except as expressly otherwise set forth in Sections 13.3 and 13.7, Tenant shall not, without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, assign, sublet, license, or transfer this Lease or the Premises in whole or in part whether by changes in the majority ownership or majority control of Tenant, or any direct or indirect owner of Tenant, whether at one time or at intervals, by sale or transfer of stock, partnership or beneficial interests, operation of law or otherwise, or permit the occupancy of all or any portion of the Premises by any person or entity other than Tenant’s employees (each of the foregoing, a “Transfer”). Any purported Transfer made without Landlord’s consent, if required hereunder, shall be void and confer no rights upon any third person, provided that if there is a Transfer, Landlord may collect rent from the transferee without waiving the prohibition against Transfers, accepting the transferee, or releasing Tenant from full performance under this Lease. No Transfer shall relieve Tenant of its primary obligation as party Tenant hereunder, nor shall it reduce or increase Landlord’s obligations under this Lease.

13.2                        Landlord’s Recapture Right

(a)                                 Subject to Section 13.7 below, Tenant shall, prior to offering or advertising the Premises, or portion thereof, for a Transfer, give a written notice (the “Recapture Notice”) to Landlord which: (i) states that Tenant desires to make a Transfer, (ii) identifies the affected portion of the Premises (the “Recapture Premises”), (iii) identifies the period of time (the “Recapture Period”) during which Tenant proposes to sublet the Recapture Premises, or indicates that Tenant proposes to assign its interest in this Lease, and (iv) offers to Landlord to terminate this Lease with respect to the Recapture Premises (in the case of a proposed assignment of Tenant’s interest in this Lease or a subletting for the remainder of the term of this Lease) or to suspend the Term for the Recapture Period (i.e. the Term with respect to the Recapture Premises shall be terminated during the Recapture Period and Tenant’s rental obligations shall be proportionately reduced). Landlord shall have ten (10) business days within which to respond to the Recapture Notice.

(b)                                 If Tenant does not enter into a Transfer on the terms and conditions contained in the Recapture Notice on or before the date which is one hundred eighty (180) days after the earlier of: (x) the expiration of the 10-business day period specified in Section 13.2(a) above, or (y) the date that Landlord notifies Tenant that Landlord will not accept Tenant’s offer contained in the Recapture Notice, time being of the essence, then prior to entering into any Transfer after such 180-day period, Tenant must deliver to Landlord a new Recapture Notice in accordance with Section 13.2(a) above

(c)                                  Notwithstanding anything to the contrary contained herein, if Landlord notifies Tenant that it accepts the offer contained in the Recapture Notice or any subsequent Recapture Notice, Tenant shall have the right, for a period of fifteen (15) days following receipt of such notice from Landlord, time being of the essence, to notify Landlord in writing that it wishes to withdraw such offer and this Lease shall continue in full force and effect.

13.3                        Standard of Consent to Transfer. If Landlord does not timely give written notice to Tenant accepting a Recapture Offer or declines to accept the same, then Landlord agrees that, subject to the provisions of this Section 13, Landlord shall not unreasonably withhold, condition or delay its consent to a Transfer on the terms contained in the Recapture Notice to an entity which will use the Premises for the Permitted Uses and, in Landlord’s reasonable opinion: (a) has a tangible net worth and other financial indicators sufficient to meet the Transferee’s obligations under the Transfer instrument in question; (b) has a business reputation compatible with the operation of a first-class combination laboratory, research, development and office building; and (c) the intended use of such entity does not violate any restrictive use provisions then in effect with respect to space in the Building.

13.4                        Listing Confers no Rights. The listing of any name other than that of Tenant, whether on the doors of the Premises or on the Building directory, or otherwise, shall not operate to vest in any such other person, firm or corporation any right or interest in this Lease or in the Premises or be deemed to effect or evidence any consent of Landlord, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

13.5                        Prohibited Transfers. Notwithstanding any contrary provision of this Lease, Tenant shall have no right to make a Transfer unless on both (i) the date on which Tenant notifies Landlord of its intention to enter into a Transfer and (ii) the date on which such Transfer is to take effect, Tenant is not in default of any of its obligations under this Lease beyond any applicable notice and cure period. Notwithstanding anything to the contrary contained herein, Tenant agrees that in no event shall Tenant make a Transfer to (a) any government agency; (b) any tenant, subtenant or occupant of other space in the Building; or (c) any entity with whom Landlord shall have engaged in material negotiations for space in the Property in the six (6) months immediately preceding such proposed Transfer, as evidenced by Landlord’s written correspondence with such entity.

13.6                        Profits In Connection with Transfers. Tenant shall, within thirty (30) days of receipt thereof, pay to Landlord fifty percent (50%) of any rent, sum or other consideration to be paid or given in connection with any Transfer other than to an Affiliated Entity or a Successor, either initially or over time, after deducting reasonable actual out-of-pocket legal, advertising, brokerage, construction and design costs, and any construction allowances incurred by Tenant in connection therewith, in excess of Rent hereunder as if such amount were originally called for by the terms of this Lease as additional rent.

13.7                        Exceptions to Requirement for Consent. Notwithstanding anything to the contrary herein contained, Tenant shall have the right, without obtaining Landlord’s consent, without giving Landlord a Recapture Notice and without being subject to Section 13.6 hereof, to (a) make a Transfer to an Affiliated Entity (hereinafter defined) so long as such entity remains in such relationship to Tenant, and (b) assign all of Tenant’s interest in and to the Lease to a Successor, provided that prior to or simultaneously with any assignment made pursuant to this Section 13.7, such Affiliated Entity or Successor, as the case may be, and Tenant execute and deliver to Landlord an assignment and assumption agreement in form and substance reasonably acceptable to Landlord whereby such Affiliated Entity or Successor, as the case may be, shall agree to be independently bound by and upon all the covenants, agreements, terms, provisions and conditions set forth in the Lease on the part of Tenant to be performed, and whereby such Affiliated Entity or Successor, as the case may be, shall expressly agree that the provisions of this Section 13 shall, notwithstanding such Transfer, continue to be binding upon it with respect to all future Transfers. For the purposes hereof, an “Affiliated Entity” shall be defined as any entity (a) that has a net worth and other financial indicators demonstrating such entity’s ability to perform all of Tenant’s obligations hereunder, as evidenced by audited financial statements; and (b) which is controlled by, is under common control with, or which controls Tenant. For the purposes hereof, a “Successor” shall be defined as any entity into or with which Tenant is merged or with which Tenant is consolidated or which acquires all or substantially all of Tenant’s stock or assets, provided that the surviving entity shall have a net worth and other financial indicators sufficient to meet Tenant’s obligations hereunder.

14.                               INSURANCE; INDEMNIFICATION; EXCULPATION

14.1                        Tenant’s Insurance.

(a)                                 Tenant shall procure, pay for and keep in force throughout the Term (and for so long thereafter as Tenant remains in occupancy of the Premises) commercial general liability insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time any of the Tenant Parties shall first enter the Premises, of not less than One Million Dollars ($1,000,000) per occurrence, Two Million Dollars ($2,000,000) aggregate, and from time to time thereafter shall be not less than such higher amounts, if procurable, as may be reasonably required by Landlord. Tenant shall also carry umbrella liability coverage in an amount of no less than Five Million Dollars ($5,000,000). Such policy shall also include contractual liability coverage covering Tenant’s liability assumed under this Lease, including without limitation Tenant’s indemnification obligations. Such insurance policy(ies) shall name Landlord, Landlord’s managing agent and persons claiming by, through or under them, if any, as additional insureds.

(b)                                 Tenant shall take out and maintain throughout the Term a policy of fire, vandalism, malicious mischief, extended coverage and so-called “all risk” coverage insurance in an amount equal to one hundred percent (100%) of the replacement cost insuring (i) all items or components of Alterations (collectively, the “Tenant-Insured Improvements”), and (ii) all of Tenant’s furniture, equipment, fixtures and property of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the Premises or the Building, (collectively, “Tenant’s Property”). The insurance required to be maintained by Tenant pursuant to this Section 14.1(b) (referred to herein as “Tenant Property Insurance”) shall insure the interests of both Landlord and Tenant as their respective interests may appear from time to time.

(c)                                  Tenant shall take out and maintain a policy of business interruption insurance throughout the Term sufficient to cover at least twelve (12) months of Rent due hereunder and Tenant’s business losses during such 12-month period.

(d)                                 During periods when Tenant’s Work and/or any Alterations are being performed, Tenant shall maintain, or cause to be maintained, so-called all risk or special cause of loss property insurance or its equivalent and/or builders risk insurance on 100% replacement cost coverage basis, including hard and soft costs coverages. Such insurance shall protect and insure Landlord, Landlord’s agents, Tenant and Tenant’s contractors, as their interests may appear, against loss or damage by fire, water damage, vandalism and malicious mischief, and such other risks as are customarily covered by so-called all risk or special cause of loss property / builders risk coverage or its equivalent.

(e)                                  Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any Legal Requirements.

(f)                                   The insurance required pursuant to Sections 14.1(a), (b), (c), (d) and (e) (collectively, “Tenant’s Insurance Policies”) shall be effected with insurers approved by Landlord, with a rating of not less than “A-XI” in the current Best’s Insurance Reports, and authorized to do business in the Commonwealth of Massachusetts under valid and enforceable policies. Tenant’s Insurance Policies shall each provide that it shall not be canceled or modified without at least thirty (30) days’ prior written notice to each insured named therein. Tenant’s

Insurance Policies may include deductibles in an amount no greater than the greater of $25,000 or commercially reasonable amounts. On or before the date on which any of the Tenant Parties shall first enter the Premises and thereafter not less than fifteen (15) days prior to the expiration date of each expiring policy, Tenant shall deliver to Landlord binders of Tenant’s Insurance Policies issued by the respective insurers setting forth in full the provisions thereof together with evidence satisfactory to Landlord of the payment of all premiums for such policies. In the event of any claim, and upon Landlord’s request, Tenant shall deliver to Landlord complete copies of Tenant’s Insurance Policies. Upon request of Landlord, Tenant shall deliver to any Mortgagee copies of the foregoing documents.

14.2                        Tenant Indemnification. Except to the extent caused by the negligence or willful misconduct of any of the Landlord Parties, Tenant shall defend, indemnify and save the Landlord Parties harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from:

(a)                                 Tenant’s breach of any covenant or obligation under this Lease;

(b)                                 Any injury to or death of any person, or loss of or damage to property, sustained or occurring in, upon, at or about the Premises;

(c)                                  Any injury to or death of any person, or loss of or damage to property arising out of the use or occupancy of the Premises by or the negligence or willful misconduct of any of the Tenant Parties; and

(d)                                 On account of or based upon any work or thing whatsoever done (other than by Landlord or any of the Landlord Parties) at the Premises during the Term and during the period of time, if any, prior to the Term Commencement Date that any of the Tenant Parties may have been given access to the Premises.

14.2A               Landlord Indemnification. Subject to the limitations of Landlord’s liability set forth in this Lease, Landlord agrees to hold Tenant harmless and to defend, exonerate and indemnify Tenant, its agents and employees from and against any and all claims, liabilities, or penalties asserted by or on behalf of any person, firm, corporation, or public authority for damage to property or injuries to persons sustained or occurring in or about the Building to the extent arising from the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors.

14.3                        Property of Tenant. Tenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Tenant’s Property at the Premises shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord, except, subject to Section 14.5 hereof, to the extent such damage or loss is due to the negligence or willful misconduct of any of the Landlord Parties.

14.4                        Limitation of Landlord’s Liability for Damage or Injury. Landlord shall not be liable for any injury or damage to persons, or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except to the extent caused by or due to the negligence or willful misconduct of any of the Landlord Parties, and then, where notice and an opportunity to cure are appropriate (i.e., where Tenant has actual knowledge of such condition sufficiently in advance of the occurrence of any such injury or damage resulting therefrom as would have enabled Landlord to prevent such damage or loss had Tenant notified Landlord of such condition) only after (i) notice to Landlord of the condition claimed to constitute negligence or willful misconduct, and (ii) the expiration of a reasonable time after such notice has been received by Landlord without Landlord having commenced to take all reasonable and practicable means to cure or correct such condition; and pending such cure or correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property. Notwithstanding the foregoing, in no event shall any of the Landlord Parties be liable for any loss which is covered by insurance policies actually carried or required to be so carried by this Lease; nor shall any of the Landlord Parties be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall any of the Landlord Parties be liable for any latent defect in the Premises or in the Building; provided, however, that the foregoing shall not relieve Landlord of its obligations to perform maintenance, repairs or replacements as required pursuant to the provisions of this Lease.

14.5                        Waiver of Subrogation; Mutual Release. Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and its agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage that may occur to or within the Premises or the Building or any improvements thereto, or any personal property of such party therein which is insured against under any property insurance policy actually being maintained by the waiving party from time to time, even if not required hereunder, or which would be insured against under the terms of any Property Insurance (hereinafter defined) policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of the other party hereto and/or its Related Parties. Landlord and Tenant each agrees to cause appropriate clauses to be included in its Property Insurance policies necessary to implement the foregoing provisions.

14.6                        Tenant’s Acts—Effect on Insurance. Tenant shall not knowingly do or permit any Tenant Party to do any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies or warranties covering the Building and the fixtures and property therein; and shall not knowingly do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason. If by reason of the failure of Tenant to comply with the provisions hereof within five (5) business days after written notice from Landlord, the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, Tenant shall reimburse Landlord upon demand for that part of any insurance premiums which shall have been charged because of such failure by Tenant, together with interest at the

Default Rate until paid in full, within thirty (30) days after receipt of an invoice therefor. In addition, Tenant shall reimburse Landlord for any increase in insurance premiums arising as a result of Tenant’s use and/or storage of any Hazardous Materials in the Premises.

14.7                        Landlord’s Insurance. Landlord shall carry at all times during the Term of this Lease (a) commercial general liability insurance with respect to the Building, the Land and the Common Areas in an amount not less than Five Million Dollars ($5,000,000) combined single limit per occurrence, (b) with respect to the Building, excluding Tenant-Insured Improvements and alterations made by other tenants or occupants, insurance against loss or damage caused by any peril covered under fire, extended coverage and all risk insurance with coverage against vandalism, malicious mischief and such other insurable hazards and contingencies as are from time to time normally insured against by owners of similar first-class multi-tenant buildings in the Town of Lexington or which are required by any Mortgagee, in an amount equal to one hundred percent (100%) of the full replacement cost thereof above foundation walls (“Landlord Property Insurance”), and (c) rent interruption insurance covering at least eighteen (18) months. Any and all such insurance (i) may be maintained under a blanket policy affecting other properties of Landlord and/or its affiliated business organizations, and (ii) may be written with commercially reasonable deductibles as determined by Landlord. The costs incurred by Landlord related to such insurance shall be included in Operating Costs. Tenant Property Insurance and Landlord Property Insurance are referred to collectively herein as “Property Insurance.”

15.                               CASUALTY; TAKING

15.1                        Damage. If the Premises are damaged in whole or part because of fire or other insured casualty (“Casualty”), or if the Premises are subject to a taking in connection with the exercise of any power of eminent domain, condemnation, or purchase under threat or in lieu thereof (any of the foregoing, a “Taking”), then unless this Lease is terminated in accordance with Section 15.2 below, Landlord shall restore the Building and/or the Premises to substantially the same condition as existed immediately following completion of Landlord’s Work, or in the event of a partial Taking which affects the Building and the Premises, restore the remainder of the Building and the Premises not so Taken to substantially the same condition as is reasonably feasible. If, in Landlord’s reasonable judgment, any element of the Tenant-Insured Improvements can more effectively be restored as an integral part of Landlord’s restoration of the Building or the Premises, such restoration shall also be made by Landlord, but at Tenant’s sole cost and expense. Subject to rights of Mortgagees, Tenant Delays, Legal Requirements then in existence and to delays for adjustment of insurance proceeds or Taking awards, as the case may be, and instances of Force Majeure, Landlord shall substantially complete such restoration within one (1) year after Landlord’s receipt of all required permits therefor with respect to substantial reconstruction of at least 50% of the Building, or, within one hundred eighty (180) days after Landlord’s receipt of all required permits therefor in the case of restoration of less than 50% of the Building. Upon substantial completion of such restoration by Landlord, Tenant shall use diligent efforts to complete restoration of the Premises to substantially the same condition as existed immediately prior to such Casualty or Taking, as the case may be, as soon as reasonably possible. Tenant agrees to cooperate with Landlord in such manner as Landlord may reasonably request to assist Landlord in collecting insurance proceeds due in connection with any Casualty which affects the Premises or the Building. In no event shall Landlord be required to expend more than the Net (hereinafter defined) insurance proceeds Landlord receives for damage to the Premises and/or the Building or the Net Taking award attributable to the Premises and/or the Building. “Net” means the insurance proceeds or Taking award actually paid to Landlord (and not paid over to a Mortgagee) less all costs and expenses, including adjusters and attorney’s fees, of obtaining the same. In the Operating Year in which a Casualty occurs, there shall be included in Operating Costs Landlord’s deductible under its property insurance policy, Except as Landlord may elect pursuant to this Section 15.1, under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, any Tenant-Insured Improvements.

15.2                        Termination Rights.

(a)                                 Landlord’s Termination Rights. Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant if:

(i)                                     any material portion of the Building or any material means of access thereto is taken, provided, however, that it shall be a condition to Landlord’s right to exercise its termination right pursuant to this Section 15.2(a)(i) that Landlord terminate the lease(s) of the other tenant(s) of the Building; or

(ii)                                  more than thirty-five percent (35%) of the Building is damaged by Casualty, provided, however, that it shall be a condition to Landlord’s right to exercise its termination right pursuant to this Section 15.2(a)(ii) that Landlord terminate the lease(s) of any other tenant(s) of the Building who are similarly affected by such Casualty; or

(iii)                               if the estimated time to complete restoration exceeds one (1) year from the date on which Landlord receives all required permits for such restoration.

(b)                                 Tenant’s Termination Rights.

(i)                                     If any Taking prevents all material means of access to or egress from the Premises, then, unless Landlord provides reasonable alternative access and egress to the Premises within sixty (60) days after such Taking, Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice given to Landlord no later than the date ninety (90) days after such Taking.

(ii)                                  If neither party elects to terminate this Lease pursuant to its rights under this Section 15.2, and Landlord is so required but fails to substantially complete restoration of the Premises within the time frames and subject to the conditions set forth in Section 15.1 above (provided however, that the time frames set forth in Section 15.1 shall be extended by the period of time, not to exceed an additional sixty (60) days, that Landlord is delayed in substantially completing such restoration by Force Majeure, as defined in Section 25.19), then Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord; provided, however, that if Landlord completes such restoration within thirty (30) days after receipt of any such termination notice, such termination notice shall be null and void and this Lease shall continue in full force and effect.

(iii)                               The remedies set forth in this Section 15.2(b) and in Section 15.2(c) below are Tenant’s sole and exclusive rights and remedies based upon Landlord’s failure to complete the restoration of the Premises as set forth herein.

(c)                                  Other Termination Rights.

(i)                                     In the case of any Casualty or Taking affecting the Premises and occurring during the last twelve (12) months of the Term, then (x) if such Casualty or Taking results in more than twenty-five percent (25%) of the floor area of the Premises being unsuitable for the Permitted Uses, or (y) the damage to the Premises costs more than $250,000 to restore, then either Landlord or Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other.

(ii)                                  In addition, if Landlord’s Mortgagee does not release sufficient insurance proceeds to cover the cost of Landlord’s restoration obligations, then, provided that Landlord terminates the lease(s) of the other tenant(s) of the Building, Landlord shall (i) notify Tenant thereof, and (ii) have the right to terminate this Lease. If Landlord does not terminate this Lease pursuant to the previous sentence and such notice by Landlord does not include an agreement by Landlord to pay for the difference between the cost of such restoration and such released insurance proceeds, then Tenant may terminate this Lease by written notice to Landlord on or before the date that is thirty (30) days after such notice.

(d)                                 Automatic Termination. In the case of a Taking of the entire Premises, then this Lease shall automatically terminate as of the date of possession by the Taking authority.

(e)                                  Notwithstanding anything to the contrary contained herein, Tenant may not terminate this Lease pursuant to this Section 15 if the Casualty in question was caused by the gross negligence or willful misconduct of any of the Tenant Parties.

15.3                        Abatement. In the event of a Casualty or Taking affecting the Premises, there shall be an equitable adjustment of Base Rent, Operating Costs and Taxes based upon the degree to which Tenant’s ability to conduct its business in the Premises is impaired by reason of such Casualty or Taking from and after the date of a Casualty or Taking, and continuing until the following portions of the repair and restoration work to be performed by Landlord, as set forth above, are substantially completed: (a) any repair and restoration work to be performed by Landlord within the Premises, and (b) repair and restoration work with respect to the Common Areas to the extent that damage to the Common Areas caused by such Casualty or Taking materially and adversely affects Tenant’s use of, or access to, the Premises.

15.4                        Taking for Temporary Use. If the Premises are Taken for temporary use, this Lease and Tenant’s obligations, including without limitation the payment of Rent, shall continue subject to Section 15.3. For purposes hereof, a “Taking for temporary use” shall mean a Taking of ninety (90) days or less.

15.5                        Disposition of Awards. Except for: (i) any separate award for Tenant’s movable trade fixtures, relocation expenses, and unamortized leasehold improvements paid for by Tenant (provided that the same may not reduce Landlord’s award), and (ii) any award for any Taking for temporary use, all Taking awards to Landlord or Tenant shall be Landlord’s property without Tenant’s participation, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant may pursue its own claim against the Taking authority.

16.                               ESTOPPEL CERTIFICATE.

Each party (“Responding Party”) shall at any time and from time to time upon not less than ten (10) business days’ prior written notice from the other party (“Requesting Party”), execute, acknowledge and deliver to the Requesting Party a statement in writing certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) the dates to which Rent has been paid in advance, if any, (iii) stating, to the Responding Party’s knowledge, whether or not the Requesting Party is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default, and (iv) to the best of the knowledge of the Responding Party (without the requirement to perform any investigations), such other facts relating to this Lease as the Requesting Party may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Building or of any interest of Landlord therein, any Mortgagee or prospective Mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof, or any prospective transferee of Tenant’s interest in this Lease or the Premises, or any portion thereof. Time is of the essence with respect to any such requested certificate, Tenant hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sales and the like.

17.                               HAZARDOUS MATERIALS.

17.1                        Prohibition. Tenant shall not, without the prior written consent of Landlord, bring or permit to be brought or kept in or on the Premises or elsewhere in the Building or the Property any Hazardous Materials, as defined in Section 17.3, other than: (i) Tenant’s Hazardous Materials, as hereinafter defined, and (ii) standard office supplies and commercial cleaning products which are stored in proper containers and transported, handled and disposed of in compliance with applicable Environmental Laws. “Tenant’s Hazardous Materials” shall be defined as the types and quantities of Hazardous Materials which are listed on Exhibit 7 attached hereto (“Tenant’s Hazardous Materials”), provided that (except when being brought to or removed from the Premises through Common Areas) the same shall at all times be brought upon, kept or used in the Premises, and in accordance with all applicable Environmental Laws (hereinafter defined) and prudent environmental practice and (with respect to medical waste and so-called “biohazard” materials) good scientific and medical practice. Tenant shall be responsible for assuring that all of its laboratory uses in the Premises are adequately and properly vented to comply with Environmental Law. On or before each anniversary of the Rent Commencement Date, and on any earlier date during the 12-month period on which Tenant intends to add a new Hazardous Material or materially increase the quantity of any Hazardous Material to the list of Tenant’s Hazardous Materials, Tenant shall submit to Landlord an updated list of Tenant’s Hazardous Materials and, to the extent the addition of such new Hazardous Material or a such increase in the quantity of any Hazardous Material warrants any change to Tenant’s Hazardous Materials Plan (hereinafter defined), an updated Tenant’s Hazardous Materials Plan (hereinafter defined) for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Section 17.1. Tenant shall obtain the Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, before adding a new Hazardous Material that is flammable or materially increasing the quantity of a Hazardous Material that is flammable. Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws (hereinafter defined), prudent environmental practice and (with respect to medical waste and so-called “biohazard materials”) good scientific and medical practice, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Building or the Property until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material. In order to induce Landlord to waive its otherwise applicable requirement that Tenant maintain insurance in favor of Landlord against liability arising from the presence of radioactive materials in the Premises, and without limiting the foregoing, Tenant hereby represents and warrants to Landlord that at no time during the Term will Tenant bring upon, or permit to be brought upon, the Premises any radioactive materials whatsoever without obtaining all necessary governmental permits and approvals, complying with all applicable Environmental Laws, obtaining Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), obtaining insurance coverages reasonably required by Landlord covering risks arising from the presence of radioactive materials, and complying with all other applicable provisions of this Lease.

17.2                        Environmental Laws. For purposes hereof, “Environmental Laws” shall mean all applicable laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction over the Property concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air, surface water, sewers, soil or groundwater of any Hazardous Material (hereinafter defined) whether within or outside the Premises, including, without limitation (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (e) Chapter 21E of the General Laws of Massachusetts. Tenant, at its sole cost and expense, shall comply with (i) Environmental Laws, and (ii) any applicable rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection and the Town of Lexington, and (iii) any requirements of any insurer of the Building or the Premises with respect to Tenant’s use, storage and disposal of any Hazardous Materials.

17.3                        Hazardous Material Defined. As used herein, the term “Hazardous Material” means (i) inflammable, combustible or explosive fluid, material, chemical or substances, (ii) asbestos, (iii) oil, and (iv) any other hazardous, radioactive or toxic substance, material or waste or petroleum derivative which, in any such case, is or becomes during the Term regulated by any Environmental Law, including without limitation live organisms, viruses and fungi, medical waste and any so-called “biohazard” materials. The term “Hazardous Material” includes, without limitation, oil and/or any material or substance which is (i) designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law.

17.4                        Testing. If Landlord reasonably believes that any Hazardous Materials have been released on, in, under or at the Premises in violation of this Lease or any Legal Requirement, Landlord shall have the right, upon providing reasonable advance written notice to Tenant, to conduct appropriate tests of the Premises or any portion thereof to demonstrate that Hazardous Materials are present or that Contamination has occurred due to the acts or omissions of any of the Tenant Parties. As used herein, the term “Contamination” means the presence of Hazardous

Materials (due to a release thereof) in concentrations above those which satisfy the HM Delivery Standard, as defined in Section 3.1(a)(iv). Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Premises in violation of this Lease or any Legal Requirement due to the acts or omissions of any of the Tenant Parties. If any Mortgagee or governmental authority requires testing to determine whether there has been any release of Hazardous Materials and such testing is required as a result of the acts or omissions of any of the Tenant Parties, or if any governmental approval is required due to the presence at the Premises of any flammable Hazardous Materials due to the act or omission of any of the Tenant Parties, then Tenant shall reimburse Landlord upon demand, as additional rent, for the reasonable costs thereof, together with interest at the Default Rate until paid in full. Further, Landlord shall have the right, upon providing reasonable advance written notice to Tenant, to cause a third party consultant retained by Landlord, at Landlord’s expense (provided, however, that such reasonable costs shall be included in Operating Costs), to review, but not more than once in any calendar year, Tenant’s lab operations, procedures and permits to ascertain whether or not Tenant is complying with law and adhering to best industry practices. Tenant agrees to reasonably cooperate in good faith with any such review and to provide to such consultant any information reasonably requested by such consultant and reasonably required in order for such consultant to perform such review, but nothing contained herein shall require Tenant to provide proprietary or confidential information to such consultant.

17.5                        Indemnity; Remediation.

(a)                                 Tenant hereby covenants and agrees to indemnify, defend and hold the Landlord Parties harmless from and against any and all Claims against any of the Landlord Parties to the extent arising out of, or as a result of: (i) the presence of Hazardous Material in the Premises, the presence of which is caused by any act or omission of any of the Tenant Parties, or (ii) from a breach by Tenant of its obligations under this Section 17. This indemnification of the Landlord Parties by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work or any other response action required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil, soil vapor, or ground water on or under, or any indoor air in, the Building based upon the circumstances identified in the first sentence of this Section 17.5. The indemnification and hold harmless obligations of Tenant under this Section 17.5 shall survive the expiration or any earlier termination of this Lease. Without limiting the foregoing, if the presence of any Hazardous Material in the Building or otherwise at the Property is caused or permitted by any of the Tenant Parties and results in any Contamination of any part of the Property or any adjacent property, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are required by Environmental Law to investigate and remediate such Contamination in accordance with Section 17.5(b). Except where in an emergency threatening injury to person or damage to property (in which event Tenant shall give Landlord notice of such Contamination and its remediation efforts as soon as possible in the circumstances and shall request Landlord’s approval of such remediation efforts, as herein set forth), Tenant shall first obtain Landlord’s written approval of Tenant’s proposed remediation actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions, in Landlord’s reasonable discretion, would not potentially have any adverse effect on the Property, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws. The provisions of this Section 17.5 shall survive the expiration or earlier termination of the Lease.

(b)                                 Without limiting the obligations set forth in Section 17.5(a) above, if any Hazardous Material is in, on, under, at or about the Building or the Property as a result of the acts or omissions of any of the Tenant Parties and results in:

(i)                                     any Contamination of any part of the Premises or elsewhere in the Building, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to reduce such Hazardous Material to the extent necessary to satisfy the HM Delivery Standard, as defined in Section 3.1(a), and

(ii)                                  the presence elsewhere (i.e., other than in the Premises) in, on, or under the Property or in, on, or under any adjacent property of Hazardous Materials in concentrations that are in violation of any applicable Environmental Law or that require the performance of any response action pursuant to any Environmental Law, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to reduce such Hazardous Material to amounts below any applicable residential or unrestricted use cleanup standards, such that no further response actions are required;

provided that, except where in an emergency threatening injury to person or damage to property (in which event Tenant shall give Landlord notice of such Contamination and/or release of Hazardous Materials by the acts or omissions of any of the Tenant Parties, as the case may be, and its remediation efforts as soon as possible in the circumstances and shall request Landlord’s approval of such remediation efforts, as herein set forth), Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions would not be reasonably expected to have an adverse effect on the market value or utility of the Property for the Permitted Uses, and in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws (such approved actions, “Tenant’s Remediation”)

(c)                                  In the event that Tenant fails to complete Tenant’s Remediation prior to the end of the Term, then:

(i)                                     until the completion of Tenant’s Remediation (as evidenced by the certification of Tenant’s Licensed Site Professional (as such term is defined by applicable Environmental Laws), who shall be reasonably acceptable to Landlord) (the “Remediation Completion Date”), Tenant shall pay to Landlord, with respect to the portion of the Premises which reasonably cannot be occupied by a new tenant until completion of Tenant’s Remediation, (A) Additional Rent on account of Operating Costs and Taxes and (B) Base Rent in an amount equal to the greater of (1) the fair market rental value of such portion of the Premises (determined in substantial accordance with the process described in Section 1.2 above), and (2) Base Rent attributable to such portion of the Premises in effect immediately prior to the end of the Term; and

(ii)                                  Tenant shall maintain responsibility for Tenant’s Remediation and Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with

Environmental Laws. If Tenant does not diligently pursue completion of Tenant’s Remediation, Landlord shall have the right, upon three (3) business days advance written notice to Tenant (except that, Landlord shall have the right to act immediately and without prior notice in a situation, which, in Landlord’s bona fide business judgment, is an emergency threatening injury to person and damage to property), to either (A) assume control for overseeing Tenant’s Remediation, in which event Tenant shall pay all reasonable costs and expenses of Tenant’s Remediation (it being understood and agreed that all costs and expenses of Tenant’s Remediation incurred pursuant to and consistent with contracts entered into by Tenant shall be deemed reasonable) within thirty (30) days of demand therefor (which demand shall be made no more often than monthly), and Landlord shall be substituted as the party identified on any governmental filings as the party responsible for the performance of such Tenant’s Remediation or (B) require Tenant to maintain responsibility for Tenant’s Remediation, in which event Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws.

(d)                                 The provisions of this Section 17.5 shall survive the expiration or earlier termination of this Lease.

17.6                        Disclosures. Prior to the Rent Commencement Date, Tenant shall deliver to Landlord the following information with respect to Tenant’s Hazardous Materials: (a) a description of handling, storage, use and disposal procedures; (b) all plans or disclosures and/or emergency response plans which Tenant has prepared, including without limitation Tenant’s Spill Response Plan, and all plans which Tenant is required to supply to any governmental agency or authority pursuant to any Environmental Laws; (c) copies of all Required Permits relating thereto; and (d) other information reasonably requested by Landlord (collectively, “Tenant’s Hazardous Materials Plan”).

17.7                        Removal. Tenant shall be responsible, at its sole cost and expense, for the offsite disposal of Hazardous Material (including biohazardous material) generated by Tenant at the Premises. Such Hazardous Materials disposal services shall be performed by contractors reasonably acceptable to Landlord and on a sufficient basis to ensure that the Premises are at all times kept reasonably neat, clean and free of Hazardous Materials except in appropriate, specially marked containers reasonably approved by Landlord. Furthermore, if any Legal Requirements or Landlord’s trash removal company requires that any substances generated by Tenant at the Premises be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal directly with a qualified and licensed disposal company reasonably acceptable to Landlord at a lawful disposal site.

17.8                        Landlord Obligations with respect to Hazardous Materials.

(a)                                 Landlord Representation. Landlord hereby represents and warrants to Tenant that, to the Best of Landlord’s Knowledge (as defined in Section 3.1(b)), as of the Execution Date, except to the extent (if any) as may be disclosed on Exhibit 7A (the “Disclosed Materials”), there are no Hazardous Materials in or at the Premises or in, at, on or under the Building or the Property, which, in any case, are in violation of applicable Environmental Laws, require any investigation or remediation pursuant to Environmental Laws or will affect Tenant’s operations at the Premises. Any Hazardous Materials in breach of the foregoing representation are hereinafter referred to as “Landlord Representation HM/C”.

(b)                                 Landlord Covenant and Indemnity. Landlord agrees that Tenant shall have no obligation, including without limitation any indemnity obligation, to any Landlord Party for Disclosed Materials or for any Hazardous Materials or Contamination in, at, on or under the Premises, the Building or the Property first present as of the Execution Date or for any Hazardous Materials that migrate to the Premises, the Building or the Property. Landlord covenants that neither Landlord, nor Landlord’s agents, employees, or contractors shall bring any Hazardous Materials in or on the Premises or the Property in violation of applicable Environmental Laws or cause any Contamination (any Hazardous Materials which are introduced to the Premises or the Property by Landlord, or Landlord’s agents, employees or contractors and any such Contamination in breach of the foregoing covenant are referred to herein as “Landlord Breach HM/C”). Landlord hereby covenants and agrees to indemnify, defend and hold the Tenant Parties harmless from and against any and all Claims against any of the Tenant Parties arising out of Contamination of any part of the Property or other adjacent property, to the extent such Contamination arises as a result of: (i) any Landlord Breach HM/C, or (ii) any Landlord Representation HM/C. This indemnification of the Tenant Parties by Landlord includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work or any other response action required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil, soil vapor, or ground water on or under, or any indoor air in, the Building. The indemnification, defense and hold harmless obligations of Landlord under this Section 17.8 shall survive the expiration or any earlier termination of this Lease.

(c)                                  Rent Abatement. In the event that: (i) it is determined that Landlord Representation HM/C exist in or at the Premises or Landlord Breach HM/C are introduced in, on or under the Property, and (ii) the existence or remediation of such Landlord Representation HM/C or Landlord Breach HM/C materially interferes with Tenant’s use and enjoyment of the Premises, or any portion thereof (any such event, a “Landlord HM/C Event”), and (iii) such Landlord HM/C Event shall continue for the applicable Landlord HM/C Cure Period, as hereinafter defined (an event that satisfies the foregoing conditions (i)-(iii) being referred to hereinafter as an “Landlord HM/C Interruption”) then Tenant shall be entitled to an equitable abatement of Base Rent, Operating Costs and Taxes based on the nature and duration of the Landlord HMC Interruption and the area of the Premises affected, for any and all days (“Landlord HM/C Abatement Period”) following the applicable Landlord HM/C Cure Period that both (x) the Landlord HM/C Interruption is continuing and (y) Tenant does not use such affected areas of the Premises for a bona fide business purpose. The “Landlord HM/C Cure Period” shall be defined as five (5) consecutive business days following receipt by Landlord of written notice (the “Landlord HM/C Notice”) from Tenant describing the Landlord Representation HM/C or the Landlord Breach HM/C, as the case may be, and its effect on Tenant’s use of the Premises; provided however that the Landlord HM/C Cure Period shall be extended by reason of any delays in Landlord’s ability to remediate such Landlord HM/C Event because of Force Majeure, provided however, that in no event shall the Landlord HM/C Cure Period be longer than twelve (12) consecutive business days after Landlord receives the applicable Landlord HM/C Notice.

(d)                                 Landlord Remediation. If Hazardous Materials are discovered in, on or under the Property which are not in compliance with applicable Environmental Laws, or which require investigation or remediation pursuant to Environmental Laws, and which are not the responsibility of Tenant pursuant to this Section 17, then Landlord shall remove or remediate the same, when, if, and in the manner required by applicable Environmental Laws.

(e)                                  Section 17.8 sets forth Tenant’s sole and exclusive remedies against Landlord in the event of the existence of Hazardous Materials in, on or about the Premises or the Property, whether caused by any Landlord Party or otherwise. The Lease sets forth Landlord’s sole and exclusive remedies against Tenant in the event of the existence of Hazardous Materials in, on or about the Premises or the Property, whether caused by any Tenant Party or otherwise. For the avoidance of doubt, Landlord’s remedies in the event of the existence of Hazardous Materials in, on or about the Premises or the Property caused by any Tenant Party include: (i) Landlord’s rights set forth in Section 17, (ii) Landlord’s rights under Section 20.2, Section 20.3, and Section 20.4, (iii) Landlord’s right to seek injunctive relief, and (iv) Landlord’s right to recover its damages which it suffers as the result of any breach of Tenant’s obligations under this Lease with respect to Hazardous Materials.

17.9                        To the extent any provision of this Lease is inconsistent with a provision in Section 17 of the Lease, the provision of Section 17 shall control.

18.                               RULES AND REGULATIONS.

18.1                        Rules and Regulations. Tenant will observe and comply with the rules and regulations attached hereto as Exhibit 8, and future reasonable rules and regulations as may be promulgated from time to time with respect to the Building, the Property and construction within the Property, provided that a copy of any future rules and regulations is given to Tenant in advance (collectively, the “Rules and Regulations”). Landlord agrees that: (i) any future Rules and Regulations shall not discriminate among similarly situated tenants, and (ii) in enforcing any Rules and Regulations, Landlord will not discriminate among similarly situated tenants. In the case of any conflict between the provisions of this Lease and any future rules and regulations, the provisions of this Lease shall control. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, contractors, visitors, invitees or licensees.

18.2                        Energy Conservation. Landlord may institute upon written notice to Tenant such reasonable, non-discriminatory (as among similarly situated tenants) policies, programs and measures as may be necessary, required, or expedient for the conservation and/or preservation of energy or energy services (collectively, the “Conservation Program”), provided that: (i) such Conservation Program is necessary or required to comply with Legal Requirements or the provisions of this Lease, or (ii) the Conservation Program does not, by reason of such policies, programs and measures, reduce the level of energy or energy services being provided to the Premises below the level of energy or energy services then being provided in comparable combination laboratory, research and development and office buildings in the vicinity of the Premises. Upon receipt of such notice, Tenant shall comply with the Conservation Program.

18.3                        Recycling. Upon written notice, Landlord may establish reasonable, nondiscriminatory (as among similarly situated tenants) policies, programs and measures for the recycling of paper, products, plastic, tin and other materials (a “Recycling Program”). Upon receipt of such notice, Tenant will comply with the Recycling Program at Tenant’s sole cost and expense.

19.                               LAWS AND PERMITS.

19.1                        Legal Requirements.

(a)                                 Tenant Obligations. Tenant shall not cause or permit the Premises, or cause the Property or the Building to be used in any way that violates in any material respect any Legal Requirement, order, permit, approval, variance, covenant or restrictions of record or any provisions of this Lease, interferes, in any material way, with the rights of tenants of the Building, or constitutes a material nuisance or waste. Tenant shall obtain, maintain and pay for all permits and approvals needed for the operation of Tenant’s business and shall, promptly take all actions necessary to comply with all Legal Requirements, including, without limitation, the Occupational Safety and Health Act, applicable to Tenant’s use of the Premises, the Property or the Building. Tenant shall maintain in full force and effect all certifications or permissions required by any authority having jurisdiction to authorize, franchise or regulate Tenant’s use of the Premises. Tenant shall be solely responsible for procuring and complying at all times with any and all necessary permits and approvals directly or indirectly relating or incident to: the conduct of its activities on the Premises; its scientific experimentation, transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials or medical waste or animals or laboratory specimens. Notwithstanding the foregoing, Landlord shall cooperate with Tenant in such manner as Tenant may reasonably request in procuring any permits and approvals necessary to enable Tenant to conduct its activities in the Premises consistent with the Permitted Uses and the provisions of this Lease, provided however, that Landlord shall not be required to incur any cost or liability in providing such cooperation. Within ten (10) business days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof, unless otherwise requested by any Mortgagee or unless Landlord reasonably suspects that Tenant has violated the provisions of this Section 19.1, Tenant shall furnish Landlord with copies of all such permits and approvals that Tenant possesses or has obtained together with a certificate certifying that such permits are all of the permits that Tenant possesses or has obtained with respect to the Premises. Tenant shall promptly give written notice to Landlord of any warnings or violations relative to the above received in writing from any federal, state or municipal agency or by any court of law and shall promptly cure the conditions causing any such violations. Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that (a) any such contest is made reasonably and in good faith, (b) Tenant makes provisions, including, without limitation, posting bond(s) or giving other security, reasonably acceptable to Landlord to protect Landlord, the Building and the Property from any liability, costs, damages or expenses arising in connection with such alleged violation and failure to cure, (c) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all Claims arising in connection with such condition and/or violation, (d) Tenant shall promptly cure any violation in the event that its appeal of such violation is finally overruled or rejected (without further opportunity to appeal), or such earlier time as Tenant may be required, notwithstanding appeal by Tenant, to cure such violation pursuant to court order, and (e) Tenant’s decision to delay such cure shall not, in Landlord’s good faith determination, be likely to result in any actual or threatened bodily injury, property damage, or any civil or criminal liability to Landlord, any tenant or occupant of the Building or the Property, or any other person or entity. Nothing contained in this Section 19.1 shall be construed to expand the uses permitted hereunder beyond the Permitted Uses.

(b)                                 Landlord Obligations. Landlord shall comply with any Legal Requirements and with any direction of any public office or officer relating to the maintenance, repair, replacement and operation of: (i) the structural elements of the Building and common Building systems, (ii) the Common Areas, and (iii) any other portions of the Property that Landlord is obligated to repair, and the costs so incurred by Landlord may be included in Operating Costs, subject to, and in accordance with, the provisions of Section 5.2.

19.2                        Traffic Management. Tenant acknowledges that the Property is subject to a traffic mitigation and/or management plan, a copy of which is attached hereto as Exhibit 10 (the “PTDM”). Tenant agrees not to violate the terms of the PTDM applicable to tenants of the Building. Tenant shall, at Tenant’s sole expense, for so long as the PTDM remains applicable to the Property, (a) participate in the Hartwell Avenue Transportation Management Association, (b) to the extent required by the PTDM, allow employees at the Premises to set-aside pre-tax funds as allowable under the Commuter Choice provision of the Federal tax code, and (c) reasonably cooperate with Landlord in (i) connection with Landlord’s reporting obligations under the PTDM and any amendments thereto, and (ii) encouraging employees to avoid vehicle trips at peak commuting hours and to seek alternate modes of transportation. The costs incurred by Landlord in connection with compliance with the PTDM shall be included in Operating Costs.

20.                               DEFAULT

20.1                        Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder by Tenant:

(a)                                 If Tenant fails to make any payment of Rent or any other payment required hereunder, as and when due, and such failure shall continue for a period of five (5) business days after written notice thereof from Landlord to Tenant; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to make any payment within five (5) business days after the due date therefor, and (ii) Landlord has given Tenant written notice under this Section 20.1(a) on more than two (2) occasions during the twelve (12) month interval preceding such failure by Tenant;

(b)                                 If Tenant shall abandon the Premises (whether or not the keys shall have been surrendered or the Rent shall have been paid); provided, however, that if Tenant merely vacates the Premises or a portion thereof, but continues to perform all of its obligations under this Lease, the same shall not constitute abandonment;

(c)                                  If Tenant shall fail to execute and deliver to Landlord an estoppel certificate pursuant to Section 16 above or a subordination and attornment agreement pursuant to Section 22 below, within the timeframes set forth therein, and Tenant fails to cure such failure within five (5)

business days after written notice from Landlord, and, following expiration of such five (5) business day period, Landlord shall deliver to Tenant a second written notice of such failure, which second written notice shall be written in capital letters and bold type, and such failure shall continue for a period of five (5) business days after Tenant’s receipt of such second written notice;

(d)                                 If Tenant shall fail to maintain any insurance required hereunder, and such failure continues for more than thirty (30) days after written notice from Landlord;

(e)                                  If Tenant shall fail to restore the Security Deposit to its original amount or deliver a replacement Letter of Credit as required under Section 7 above;

(f)                                   If Tenant shall make a Transfer in violation of the provisions of Section 13 above, or if any event shall occur or any contingency shall arise whereby this Lease, or the term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Section 13 hereof;

(g)                                  The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified above, and such failure continues for more than thirty (30) days after notice thereof from Landlord; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion;

(h)                                 Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors,

(i)                                     an attachment on mesne process, on execution or otherwise, or other legal process shall issue against Tenant or its property and a sale of any of its assets shall be held thereunder, and shall not be dismissed or vacated within ninety (90) days thereafter;

(j)                                    any judgment, attachment or the like in excess of $1,000,000 shall be entered, recorded or filed against Tenant in any court, registry, etc. and Tenant shall fail to pay such judgment within sixty (60) days after the judgment shall have become final beyond appeal or to discharge or secure by surety bond such lien, attachment, etc. within ninety (90) days of such entry, recording or filing, as the case may be;

(k)                                 the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within ninety (90) days thereafter;

(l)                                     a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s Property and such appointment shall not be vacated within ninety (90) days;

(m)                             any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within ninety (90) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding.

20.2                        Remedies. Upon an Event of Default, Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of Rent or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Expiration Date. Upon such termination, Landlord shall have the right to utilize the Security Deposit or draw down the entire Letter of Credit, as applicable, and apply the proceeds thereof to its damages hereunder. Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may, by lawful process, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same, as of its former estate; and expel Tenant and those claiming under Tenant. The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.

20.3                        Damages - Termination.

(a)                                 Upon the termination of this Lease under the provisions of this Section 20, Tenant shall pay to Landlord Rent up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord damages, at the election of Landlord, either:

(i)                                     the amount (discounted to present value at the discount rate then being paid under United States Treasury obligations having a maturity date which is the same as the date that the Term of the Lease would have expired, but for Tenant’s default, plus three percent (3%)) by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under Section 20.3(a)(ii) below), (x) the aggregate of Rent projected over the period commencing with such termination and ending on the Expiration Date, exceeds (y) the aggregate projected rental value of the Premises for such period, taking into account a reasonable time period during which the Premises shall be unoccupied, plus all Reletting Costs (hereinafter defined), Landlord hereby agreeing that if Landlord elects to recover damages under this clause (i), then such damages shall be liquidated and final damages; or

(ii)                                  amounts equal to Rent which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Expiration Date, provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord, in good faith, in terminating this Lease, as well as the expenses, incurred in good faith by Landlord, of re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom (collectively, “Reletting Costs”), it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term; and provided, further, that (x) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (y) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Section 20.3(a)(ii) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

(b)                                 In calculating the amount due under Section 20.3(a)(i), above, there shall be included, in addition to the Base Rent, all other considerations agreed to be paid or performed by Tenant, including without limitation Tenant’s Share of Operating Costs and Taxes, on the assumption that all such amounts and considerations would have increased at the rate of two percent (2%) per annum for the balance of the full term hereby granted.

(c)                                  Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been terminated hereunder.

(d)                                 Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder.

(e)                                  Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the Premises in the event that the Lease is terminated based upon a default by Tenant hereunder. Marketing of Tenant’s Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control in the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts.” In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to re-let the Premises free of any claim of Tenant, (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental less than the current fair market rental then prevailing for similar office space in the Building.

20.4                        Landlord’s Self-Help; Fees and Expenses. If Tenant shall default in the performance of any covenant on Tenant’s part to be performed in this Lease contained, including without limitation the obligation to maintain the Premises in the required condition pursuant to Section 10.1 above, Landlord may, if Tenant fails to cure such default within the applicable Self-Help Cure Period, as hereinafter defined, perform the same for the account of Tenant. Tenant shall pay to Landlord within thirty (30) days of receipt of written notice from Landlord any reasonable costs incurred by Landlord in connection therewith, together with interest at the Default Rate until paid in full. The “Self-Help Cure Period” shall be defined as thirty (30) days after Landlord gives written notice to Tenant of such default, or such longer period as Tenant may reasonably require to cure such default, provided that Tenant commences to cure such default within such thirty (30) day period and thereafter diligently prosecutes the same to completion, provided however that:

(a)                                 In an emergency, there shall be no Self-Help Cure Period and Landlord may exercise its rights under this Section 20.4 without prior notice to Tenant;

(b)                                 If Tenant shall fail to maintain any insurance required hereunder, the Self-Help Cure Period shall be fifteen (15) business days after written notice to Tenant;

(c)                                  Section 17.5(c) sets forth the Self-Help Cure Period in connection with Tenant’s Remediation; and

(d)                                 If Tenant fails to discharge, by bonding or otherwise mechanic’s lien, the Self-Help Cure Period shall be ten (10) business days after Landlord gives Tenant written notice of the filing of such mechanic’s lien.

In addition, Tenant shall pay all of Landlord’s reasonable out-of-pocket costs and expenses, including without limitation reasonable attorneys’ fees, incurred (i) in enforcing any obligation of Tenant under this Lease or (ii) as a result of Landlord or any of the Landlord Parties, without its fault, being made party to any litigation pending by or against any of the Tenant Parties. Landlord shall, within ten (10) days of request from Tenant, deliver to Tenant reasonable evidence (e.g., invoices) of any such costs and expenses which are reimbursable by Tenant to Landlord

20.5                        Waiver of Redemption, Statutory Notice and Grace Periods. Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future Legal Requirements to redeem the Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided. Except to the extent prohibited by Legal Requirements, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.

20.6                        Landlord’s Remedies Not Exclusive. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

20.7                        No Waiver. Landlord’s failure to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provisions of this Lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

20.8                        Restrictions on Tenant’s Rights. During the continuation of any Event of Default, Tenant shall not have the right to make, nor to request Landlord’s consent or approval with respect to, any Alterations or Transfers.

20.9                        Landlord Default. Notwithstanding anything to the contrary contained in the Lease, Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default, provided Landlord commences cure within 30 days and diligently prosecutes such cure to completion) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation, provided, however, that the provisions of this sentence shall not affect or delay Tenant’s rights and remedies under Section 10.7 of this Lease. Except as expressly set forth in this Lease, Tenant shall not have the right to terminate or cancel this Lease or to withhold rent or to set-off or deduct any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord, and then only if the same continues after notice to Landlord thereof and an opportunity for Landlord to cure the same as set forth above. In addition, Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable under this Lease.

21.                               SURRENDER; ABANDONED PROPERTY; HOLD-OVER

21.1                        Surrender

(a)                                 Upon the expiration or earlier termination of the Term, Tenant shall (i) peaceably quit and surrender to Landlord the Premises (including without limitation all fixed lab benches, fume hoods, electric, plumbing, heating and sprinkling systems, fixtures and outlets, vaults, paneling, molding, shelving, radiator enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment therein and all other furniture, fixtures, and equipment that were either provided by Landlord or paid for in whole or in part by any allowance provided to Tenant by Landlord under this Lease) broom clean, in good order, repair and condition excepting only ordinary wear and tear and damage by fire or other insured Casualty; (ii) remove all of Tenant’s Property, all autoclaves and cage washers and, to the extent specified by Landlord, Alterations made by Tenant; and (iii) repair any damages to the Premises or the Building caused by the installation or removal of Tenant’s Property and/or such Alterations. Tenant’s obligations under this Section 21.1(a) shall survive the expiration or earlier termination of this Lease.

(b)                                 Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, acid neutralization systems and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been contacted by any Hazardous Materials or other chemical or biological materials used in the operation of the Premises, and shall otherwise clean the Premises so as to permit the Surrender Plan (defined below) to be issued. At least thirty (30) days prior to the expiration of the Term (or, if applicable, within ten (10) business days after any earlier termination of this Lease),

Tenant shall deliver to Landlord a reasonably detailed narrative description of the actions proposed (or required by any Legal Requirements) to be taken by Tenant in order to render the Premises (including any Alterations permitted or required by Landlord to remain therein) free of Hazardous Materials that would prevent satisfaction of the HM Delivery Standard, as defined in Section 3.1(a) or that would require special handling in connection with demolition of the Premises including without limitation, and if applicable, causing the Premises to be decommissioned in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public health (the “MDPH”) for the control of radiation, and cause the Premises to be released for unrestricted use by the Radiation Control Program of the MDPH (the “Surrender Plan”). The Surrender Plan (i) shall be accompanied by a current list of (A) all Required Permits held by or on behalf of any Tenant Party with respect to Hazardous Materials in, on, under, at or about the Premises, and (B) Tenant’s Hazardous Materials, and (ii) shall be subject to the review and approval of Landlord’s environmental consultant, such approval not to be unreasonably withheld, conditioned or delayed. In connection with review and approval of the Surrender Plan, upon request of Landlord, Tenant shall deliver to Landlord or its consultant such additional nonproprietary information concerning the use of and operations within the Premises as Landlord shall reasonably request. On or before the expiration of the Term (or within thirty (30) days after any earlier termination of this Lease, during which period Tenant’s use and occupancy of the Premises shall be governed by Section 21.3 below), Tenant shall (i) perform or cause to be performed all actions described in the approved Surrender Plan, and (ii) deliver to Landlord a certification from a third party certified industrial hygienist reasonably acceptable to Landlord certifying that the Premises do not contain any Hazardous Materials that would prevent satisfaction of the HM Delivery Standard, as defined in Section 3.1(a) or that would require special handling in connection with demolition of the Premises and evidence that the approved Surrender Plan shall have been satisfactorily completed by a contractor reasonably acceptable to Landlord, and Landlord shall have the right, upon three (3) business days’ advance written notice to Tenant, subject to reimbursement of reasonable costs, at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as are reasonably necessary to confirm that the Premises are, as of the expiration of the Term (or, if applicable, the date which is thirty (30) days after any earlier termination of this Lease), free of Hazardous Materials that would prevent satisfaction of the HM Delivery Standard, as defined in Section 3.1(a) or that would require special handling in connection with demolition of the Premises as aforesaid. Landlord shall have the unrestricted right to deliver the Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties. Such third parties and the Landlord Parties shall be entitled to rely on the Surrender Report. If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord in the exercise of its reasonable discretion, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address the use of Hazardous Materials by any of the Tenant Parties in, on, at, under or about the Premises, (A) Landlord shall have the right to take any such actions as are reasonable or appropriate to assure that the Premises and the Property are surrendered in the condition required hereunder, the reasonable cost of which actions shall be reimbursed by Tenant as Additional Rent upon demand; and (B) if the Term shall have ended, unless and until Landlord elects to take such actions to assure that the Premises are surrendered in the condition required hereunder, Tenant shall be deemed to be a holdover tenant subject to the provisions of Section 21.3 below until the date on which Tenant delivers the Surrender Report (in the form required hereunder) to Landlord. Tenant’s obligations under this Section 21.1(b) shall survive the expiration or earlier termination of the Term. Nothing in this Section 21 shall require Tenant to investigate, remove or otherwise address (i) Disclosed Materials; or (ii) any Hazardous Materials or Contamination in, at, on or under the Premises, the Building or the Property first present as of the Execution Date; or (iii) any Landlord Breach HM/C; or (iv) any Hazardous Materials that have migrated to the Property from an off-site source, unless such migration of Hazardous Materials was caused by a Tenant Party.

(c)                                  No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. Unless otherwise agreed by the parties in writing, no employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the expiration or earlier termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

(d)                                 Notwithstanding anything to the contrary contained herein, Tenant shall, at its sole cost and expense, remove from the Premises, prior to the end of the Term, any item installed by or for Tenant and which, pursuant to Legal Requirements, must be removed therefrom before the Premises may be used by a subsequent tenant.

21.2                        Abandoned Property. After the expiration or earlier termination hereof, if Tenant fails to remove any property from the Building or the Premises which Tenant is obligated by the terms of this Lease to remove within five (5) business days after written notice from Landlord, such property (the “Abandoned Property”) shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any item of Abandoned Property shall be sold, Tenant hereby agrees that Landlord may receive and retain the proceeds of such sale and apply the same, at its option, to the reasonable expenses of the sale, the reasonable cost of moving and storage, any damages to which Landlord may be entitled under Section 20 hereof or pursuant to law, and to any arrears of Rent. Landlord shall, within ten (10) days of written request from Tenant, deliver to Tenant reasonable evidence (e.g., invoices) of any such costs and expenses which are reimbursable by Tenant to Landlord.

21.3                        Holdover. If any of the Tenant Parties holds over (which term shall include, without limitation, the failure of Tenant or any Tenant Party to perform all of its obligations under Section 21.1 above) after the end of the Term, Tenant shall be deemed a tenant-at-sufferance subject to the provisions of this Lease; provided that whether or not Landlord has previously accepted payments of Rent from Tenant, (i) Tenant shall pay Base Rent at the Hold Over Percentage, as hereinafter defined, of the highest rate of Base Rent payable during the Term, (ii) Tenant shall continue to pay to Landlord all additional rent, and (iii) if such holdover continues for a period of more than thirty (30) days, Tenant shall be liable for all damages, including without limitation lost business and consequential damages, incurred by Landlord as a result of such holding over, Tenant hereby acknowledging that Landlord may need the Premises after the end of the Term for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding over cannot be determined as of the Execution Date. The “Hold Over Percentage” shall be 150% with respect to the first 30 days of hold over, and 200% with respect to any period of hold over after the first 30 days. Nothing contained herein shall grant Tenant the right to holdover after the expiration or earlier termination of the Term.

21.4                        Warranties. Tenant hereby assigns to Landlord any warranties in effect on the last day of the Term with respect to any fixtures and Alterations installed in the Premises. Tenant shall provide Landlord with copies of any such warranties prior to the expiration of the Term (or, if the Lease is earlier terminated, within five (5) days thereafter).

22.                               MORTGAGEE RIGHTS

22.1                        Subordination. Tenant’s rights and interests under this Lease shall be (i) subject and subordinate to any ground lease, overleases, mortgage, deed of trust, or similar instrument covering the Premises, the Building and/or the Land and to all advances, modifications, renewals, replacements, and extensions thereof (each of the foregoing, a “Mortgage”), or (ii) if any Mortgagee elects, prior to the lien of any present or future Mortgage. Tenant further shall attorn to and recognize any successor landlord, whether through foreclosure or otherwise, as if the successor landlord were the originally named landlord. The provisions of this Section 22.1 shall be self-operative and no further instrument shall be required to effect such subordination or attornment; however, Tenant agrees to execute, acknowledge and deliver such instruments, confirming such subordination and attornment in such form as shall be requested by any such holder within fifteen (15) days of request therefor. Landlord shall obtain an SNDA (as defined below) from the holder of the existing Mortgage affecting the Property, if any. Notwithstanding the foregoing, it shall be a condition to Tenant’s obligation to subordinate this Lease to any existing or future Mortgage that Landlord obtains a subordination, non-disturbance and attornment agreement from the holder of such Mortgage (or ground lessor, as the case may be) in the standard form used by such Mortgagee (or ground lessor, as the case may be), with such commercially reasonable changes as Tenant may request (“SNDA”).

22.2                        Notices. Tenant shall give each Mortgagee of which the Tenant is given written notice with the same notices given to Landlord concurrently with the notice to Landlord. Each such Mortgagee shall have the concurrent grace period afforded to Landlord to cure a Landlord default (except that, with respect to any default which is the basis for Tenant to terminate the Lease, each Mortgagee shall have a commercially reasonable additional period of time to cure such default, as set forth in the Mortgagee’s SNDA with Tenant), and Mortgagee’s curing of any of Landlord’s default shall be treated as performance by Landlord.

22.3                        Mortgagee Consent. Tenant acknowledges that, where applicable, any consent or approval hereafter given by Landlord may be subject to the further consent or approval of a Mortgagee; and the failure or refusal of such Mortgagee to give such consent or approval shall, notwithstanding anything to the contrary in this Lease contained, constitute reasonable justification for Landlord’s withholding its consent or approval.

22.4                        Mortgagee Liability. Tenant acknowledges and agrees that if any Mortgage shall be foreclosed, (a) the liability of the Mortgagee and its successors and assigns shall exist only so long as such Mortgagee or purchaser is the owner of the Premises, and such liability shall not continue or survive after further transfer of ownership; and (b) such Mortgagee and its successors or assigns shall not be (i) liable for any act or omission of any prior lessor under this Lease; (ii)

liable for the performance of Landlord’s covenants pursuant to the provisions of this Lease which arise and accrue prior to such entity succeeding to the interest of Landlord under this Lease or acquiring such right to possession; (iii) subject to any offsets or defense which Tenant may have at any time against Landlord; (iv) bound by any base rent or other sum which Tenant may have paid previously for more than one (1) month; or (v) liable for the performance of any covenant of Landlord under this Lease which is capable of performance only by the original Landlord; provided, however, that the foregoing shall not release such Mortgagee and/or its successors or assigns from any obligation to make repairs or perform maintenance which are required to be performed by the party-landlord under the Lease on the basis that the need for such maintenance or repairs were first required prior to the time that Mortgagee or its successor or assign succeeded to Landlord’s interest under the Lease.

22.5                        Landlord Subordination of Lien Rights. If Tenant desires to grant a security interest in defined personal property, trade fixtures and/or business equipment of Tenant (collectively “Collateral”) to a secured party, or to lease any Collateral from a lessor (any such secured party or lessor being referred to herein as “Secured Party”), then Landlord shall, upon written request of Tenant, execute such commercially reasonable subordination of Landlord’s lien rights to the rights of such Secured Party, provided however, that such Secured Party acknowledges and agrees that: (i) no auction sale shall be held in the Premises, the Building or the Property, (ii) Secured Party may only enter the Premises during the Term of the Lease, (iii) Secured Party shall give Landlord at least five (5) business days prior to exercising any right to enter the Premises, (iv) Secured Party shall, prior to making any such entry, deliver to Landlord reasonable evidence that it has obtained commercial general liability insurance, naming Landlord and Landlord’s managing agent as an additional insured party, with a single limit of not less than $2,000,000.00, (v) Secured Party shall indemnity, defend and hold Landlord and Landlord’s managing agent harmless from and against any losses, costs or damage arising from any entry by Secured Party, or its agents, employees, contractors or other invitees, and (vi) Secured Party shall repair any damage to the Premises or the Building caused by the installation or removal of the Collateral.

23.                               QUIET ENJOYMENT.

Landlord covenants that so long as Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises during the Term from and against the claims of all persons lawfully claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease, any matters of record or of which Tenant has knowledge and to any Mortgage to which this Lease is subject and subordinate, as hereinabove set forth.

24.                               NOTICES.

Any notice, consent, request, bill, demand or statement hereunder (each, a “Notice”) by either party to the other party shall be in writing and shall be deemed to have been duly given when either delivered by hand or by nationally recognized overnight courier (in either case with evidence of delivery or refusal thereof) addressed as follows:

If to Landlord:	King 4 Hartwell Place, LLC
c/o King Street Properties
200 Cambridge Park Drive
Cambridge, MA 02140
Attention: Stephen D. Lynch

With a copy to:	Goulston & Storrs PC
400 Atlantic Avenue
Boston, MA 02110
Attention: Raymond M. Kwasnick, Esquire

if to Tenant:	Prior to the Term Commencement Date:

Bicycle Therapeutics, Inc.
200 Cambridge Park Drive, 2nd Floor
Cambridge, MA 02140
Attention: Ros Deegan

After the Term Commencement Date:

The Premises
Attention: Ros Deegan

With a copy to:	Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
Attention: Francois Quintard-Morenas, Esquire

Notwithstanding the foregoing, any notice from Landlord to Tenant regarding ordinary business operations (e.g., exercise of a right of access to the Premises, maintenance activities, invoices, etc., but expressly not a default or any notice which may materially impact Tenant’s rights hereunder) may also be given by written notice delivered by facsimile to any person at the Premises whom Landlord reasonably believes is authorized to receive such notice on behalf of Tenant without copies as specified above. Either party may at any time change the address or specify an additional address for such Notices by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States. Notices shall be effective upon the date of receipt or refusal thereof.

25.                               MISCELLANEOUS

25.1                        Separability. If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

25.2        Captions. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof.

25.3        Broker. Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than Jones Lang LaSalle (the “Broker”). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of the representation and warranty set forth in the immediately preceding sentence. Landlord shall be solely responsible for the payment of any brokerage commissions to Broker.

25.4        Entire Agreement. This Lease, Lease Summary Sheet and Exhibits 1-8 attached hereto and incorporated herein contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral. This Lease may not be modified orally or in any manner other than by written agreement signed by the parties hereto.

25.5        Governing Law. This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts and any applicable local municipal rules, regulations, by-laws, ordinances and the like.

25.6        Representation of Authority. By his or her execution hereof, each of the signatories on behalf of the respective parties hereby warrants and represents to the other that he or she is duly authorized to execute this Lease on behalf of such party.

25.7        Expenses Incurred by Landlord Upon Tenant Requests. Tenant shall, upon thirty (30) days following receipt of a written notice, reimburse Landlord for all reasonable expenses, including, without limitation, reasonable legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease, including, without limitation, costs incurred by Landlord in the review and approval of Tenant’s plans and specifications in connection with proposed Alterations to be made by Tenant to the Premises or in connection with requests by Tenant for Landlord’s consent to make a Transfer; provided however, that the maximum amount payable by Tenant on account of fees incurred by Landlord with respect to any request by Tenant for Landlord’s consent to a proposed Transfer shall be the Transfer Cost Cap, as hereinafter defined. The “Transfer Cost Cap” shall be $2,000 during the initial Term of the Lease, and $2,500 during the Extension Term, provided however, that there shall be no Transfer Cost Cap in connection with: (i) a request for Landlord’s consent to a sub-sublease of any tier, and (ii) a consent to a Transfer where Tenant requests that the Lease be amended in any way. Landlord shall, within ten (10) days of request from Tenant, deliver to Tenant reasonable evidence (e.g., invoices) of any such expenses which are reimbursable by Tenant to Landlord.

25.8        Survival. Without limiting any other obligation of either party which may survive the expiration or prior termination of the Term, all obligations on the part of either party to indemnify, defend, or hold the other party harmless, as set forth in this Lease shall survive the expiration or prior termination of the Term.

25.9        Limitation of Liability.

(a)           Limitations on Landlord’s Liability. Tenant shall neither assert nor seek to enforce any claim against Landlord or any of the Landlord Parties, or the assets of any of the Landlord Parties, for breach of this Lease or otherwise, other than against Landlord’s interest in the Building and in the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease. This Section 25.9 shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord. Landlord and Tenant specifically agree that in no event shall any officer, director, trustee, employee or representative of Landlord or any of the other Landlord Parties ever be personally liable for any obligation under this Lease, nor shall Landlord or any of the other Landlord Parties be liable for consequential, indirect or incidental damages or for lost income or lost profits whatsoever in connection with this Lease.

(b)           Limitations on Tenant’s Liability. Landlord and Tenant specifically agree that in no event shall any officer, director, trustee, employee or representative of Tenant (“Tenant Limited Parties”) ever be personally liable for any obligation under this Lease, nor shall Tenant or any of the other Tenant Limited Parties be liable for consequential, indirect or incidental damages or for lost income or lost profits whatsoever in connection with this Lease; provided however, that nothing in this Section 25.9(b) shall release, affect, or limit Tenant from any liability or obligation which Tenant may have in the event of any breach by Tenant under either Section 17 (Hazardous Materials) or Section 21.3 (Hold Over).

25.10      Binding Effect. The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Section 13 hereof shall operate to vest any rights in any successor or assignee of Tenant.

25.11      Landlord Obligations upon Transfer. Upon any sale, transfer or other disposition of the Building, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord, except as otherwise agreed in writing.

25.12      No Grant of Interest. Tenant shall not grant any interest whatsoever in any fixtures within the Premises or any item paid in whole or in part by Landlord’s Contribution or by Landlord.

25.13      UBTI. Landlord and Tenant hereby agree that it is their intent that all Rent (including without limitation, Base Rent and all additional rent and any other charges payable to Landlord under this Lease) shall qualify as “rents from real property” within the meaning of

Section 512(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of the Treasury Regulations promulgated thereunder (the “Regulations”). In the event that (a) the Code or the Regulations, or interpretations thereof by the Internal Revenue Service contained in revenue rulings or other similar public pronouncements, shall be changed so that any Rent no longer qualifies as “rent from real property” for purposes of said Section 512(b)(3), or (b) Landlord, in its sole discretion, determines that there is any risk that all or part of any Rent shall not qualify as “rents from real property” for the purposes of said Section 512(b)(3), Tenant agrees to cooperate with Landlord and enter into such amendment(s) to this Lease as Landlord deems necessary to qualify all Rent as “rents from real property,” provided, however, that (i) any amendment required under this Section 25.13 shall be made so as to produce, to the extent possible, the equivalent (in economic terms) Rent as payable before the amendment(s), and (ii) in the event that Landlord determines that an amendment cannot produce economically equivalent Rent as described in clause (i), the Rent payable under any such amendment(s) shall not be less favorable to Tenant than the Rent payable under this Lease immediately prior to such amendment(s). The parties agree to execute such further commercially reasonable instrument(s) as may reasonably be required by Landlord in order to give effect to the foregoing provisions of this Section 25.13.

25.14      Percentage Rent. Tenant expressly covenants and agrees not to enter into any sublease, transfer or assignment of this Lease (including, for avoidance of doubt, any Transfer to an Affiliated Entity or Successor under Section 13.6) that provides for rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the property leases, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales) and that any such purported sublease or assignment shall be absolutely void and ineffective as a conveyance of any right or interest in the possession use, occupancy, or utilization of any part of the Premises.

25.15      Financial Information. Tenant shall deliver to Landlord, within ten (10) business days after Landlord’s reasonable request, Tenant’s most recently completed balance sheet and related statements of income, shareholder’s equity and cash flows (audited if available) prepared and certified by an independent certified public accountant and certified by an officer of Tenant as being true and correct in all material respects; provided however, that Tenant shall not be required to deliver such documentation to Landlord more than one time per calendar year, unless Landlord requires updated financial information in connection with any prospective sale, financing or refinancing of the Property. Any such financial information may be relied upon by Landlord, any actual or potential lessor, purchaser, or mortgagee of the Property or any portion thereof.

25.16      No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Property, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

25.17      OFAC Certificate and Indemnity. Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 10756, the “Patriot Act”) prohibit certain property transfers.

Tenant hereby represents and warrants to Landlord (which representations and warranties shall be deemed to be continuing and re-made at all times during the Term) that neither Tenant nor any stockholder, manager, beneficiary, partner, or principal of Tenant is subject to the Executive Order, that none of them is listed on the United States Department of the Treasury Office of Foreign Assets Control (“OFAC”) list of “Specially Designated Nationals and Blocked Persons” as modified from time to time, and that none of them is otherwise subject to the provisions of the Executive Order or the Patriot Act. As of the Execution Date, the most current list of “Specially Designated Nationals and Blocked Persons” can be found at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html. Tenant shall from time to time, within ten (10) days after request by Landlord, deliver to Landlord any certification or other evidence requested from time to time by Landlord in its reasonable discretion, confirming Tenant’s compliance with these provisions. No assignment or subletting shall be effective unless and until the assignee or subtenant thereunder delivers to Landlord written confirmation of such party’s compliance with the provisions of this subsection, in form and content reasonably satisfactory to Landlord. If for any reason the representations and warranties set forth in this subsection, or any certificate or other evidence of compliance delivered to Landlord hereunder, is untrue in any respect when made or delivered, or thereafter becomes untrue in any respect, then an Event of Default hereunder shall be deemed to occur immediately, and there shall be no opportunity to cure. Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord, and hold Landlord harmless from and against, any and all Claims arising from or related to the breach of any of the foregoing representations, warranties, and duties of Tenant. The provisions of this subsection shall survive the. expiration or earlier termination of this Lease for the longest period permitted by law.

25.18      Confidentiality.

(a)           Each party acknowledges and agrees that the terms of this Lease are confidential. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Building and may impair Landlord’s relationship with other tenants of the Building. Each party agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of the other party which may be given or withheld by such other party, in such other party’s sole discretion, except as required for financial disclosures or securities filings, as required by the order of any court or public body with authority over such party, or in connection with any litigation between the parties with respect this Lease. In addition, either party may disclose such information to its actual and prospective lenders, investors, partners and others who need to know such information in the ordinary operation of such party’s business, provided that such party advises the recipients of such party’s confidentiality obligations under this Section 25.18(a). It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by either party, and each party shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

(b)           Except as provided in this Section 25.18(b), Landlord shall not release to any third party any Tenant Confidential Information, as hereinafter defined. “Tenant Confidential Information” shall mean any non-public financial information or other non-public information that Tenant gives Landlord regarding Tenant’s ownership structure, its business operations, research or financial condition which Tenant identifies to Landlord in writing as confidential at the time of disclosure to Landlord. Notwithstanding the foregoing, Tenant Confidential Information under this Section may be released by Landlord or Tenant under the following circumstances: (i) if required by applicable Legal Requirements, order of governmental authority or court order, provided that (if reasonably feasible), Landlord gives Tenant reasonable prior notice of such requirement, (ii) to Landlord’s attorneys, accountants, brokers, other bona fide consultants or advisers (with respect to this Lease only), (iii) to Landlord’s actual and prospective lenders, investors, and purchasers, and (iv) with respect to the Surrender Plan, to any prospective or actual successor tenant of the Premises; provided that, in the cases of disclosures pursuant to clauses (ii), (iii) and (iv) above, Landlord advises the recipients of Landlord’s confidentiality obligations under this Section 25.18(b).

(c)           Each party’s obligations under this Section 25.18 shall not be applicable to information that is or becomes generally known to, or ascertainable by, the public, other than as a result of an unauthorized disclosure by such party or by persons or entities to whom such party has made an unauthorized disclosure. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by either party, and each party shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

(d)           The provisions of confidentiality set forth in this Section 25.18 supersede and replace that certain Confidentiality Agreement, dated as of July 12, 2017, by and between Landlord and Bicycle Therapeutics Limited (“Existing CA”), the parties hereby expressly agreeing that the Existing CA is void and without force or effect.

25.19      Force Majeure. Other than Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, acts of terrorism, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party (collectively “Force Majeure”). In no event shall financial inability of a party be deemed to be Force Majeure.

25.20      Furniture, Fixtures and Equipment. During the Term, Tenant shall have the right to the exclusive use of the lab and office furniture, fixtures, and equipment (the “FF&E”) that is listed on Exhibit 11 attached hereto, which is currently located in the Premises. Tenant, at Tenant’s sole cost and expense, shall maintain and make any necessary repairs or replacements to the FF&E so as to maintain it in good condition throughout the Term (damage caused by fire and other casualty excepted). At Landlord’s election, Tenant shall, upon the expiration or prior termination of the Term of the Lease, either: (i) deliver the FF&E to Landlord in good condition, reasonable wear and tear, and damage by fire or other casualty excepted, or (ii) remove the FF&E from the Premises and repair any damage to the Premises or the Property caused by such removal (in which event, the FF&E shall be deemed to be a part of Tenant’s Property). Tenant shall take the FF&E in its “as is”, “where is” condition in which the FF&E is in as of the Term Commencement Date, without any obligation on the part of Landlord to prepare the FF&E for Tenant’s use or occupancy. Without limiting the foregoing, Landlord makes no warranties or representations to Tenant as to the suitability of the FF&E for Tenant’s use.

25.21      Condition to Lease. Reference is made to the fact that the Premises are presently leased to the Existing Tenant, and Landlord is negotiating in good faith to enter into an agreement with the Existing Tenant to terminate the Existing Tenant’s lease prior to December 15, 2017, the lease expiration date. If the Existing Tenant fails to execute and deliver to Landlord an agreement in form and substance acceptable to Landlord, in Landlord’s sole discretion (the “Surrender Agreement”), whereby the Existing Tenant agrees to terminate the term of its lease with Landlord prior to the Term Commencement Date, then either party shall have the right, exercisable upon written notice to the other party given no sooner than September 30, 2017, with respect to Landlord’s written notice to Tenant, and October 30, 2017, with respect to Tenant’s written notice to Landlord, to render the foregoing Lease void and without force or effect and the Term shall expire as of that date which is five (5) days from the date of such notice unless the Existing Tenant executes and delivers to Landlord the Surrender Agreement within such five (5)-day period. If this Lease is terminated as aforesaid, Landlord shall promptly refund any prepaid monies and the Security Deposit to Tenant. Landlord shall provide a redacted copy of the Surrender Agreement to Tenant promptly upon receipt thereof. If the Existing Tenant holds over in the Premises after the expiration of the term of its lease with Landlord, Landlord shall use commercially reasonable, good faith efforts to recover possession of the Premises from the Existing Tenant and deliver possession to Tenant by January 1, 2018.

25.22      Counterparts. This Lease may be executed in several counterparts and for convenience purposes may be executed in portable document file (PDF) form, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Lease as a sealed instrument as of the Execution Date.

LANDLORD

KING 4 HARTWELL PLACE, LLC,

a Delaware limited liability company

By:	King Maris LLC, its operating partner

	By:	King Street Properties Investments LLC, its manager

		By:	/s/ Stephen D. Lynch
Stephen D. Lynch, manager

TENANT

BICYCLE THERAPEUTICS INC.,
a Delaware corporation

By:	/s/ Rosamond Deegan

Name:	Rosamond Deegan

Title:	President & CBO

EXHIBIT 1

LEASE PLAN

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Exhibit 1
Lease Plan

LEGEND
SHARED COMMON
BUILDING COMMON
PREMISES
NOT PART OF PREMISES
DiMella Shaffer
PARKING
PARKING
Bicycle Therapeutics
COMMON LOADING CORRIDOR
COMMON CORRIDOR
BUILDING LOADING
BUILDING ELEC
SHARED
4 HARTWELL PLACE
N
KING STREET
A
B
C
D
E
F
G
1
2
3
4
5
6
7

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EXHIBIT 1A

CONTROL AREAS

4 Hartwell Place
Lexington, MA
Control Zones

A
B
C
D
E
F
G
BUILDING ELEC.
SHARED PH
BUILDING LOADING
COMMON LOADING CORRIDOR
Bicycle Therapeutics
CONTROL ZONE 2
COMMON CORRIDOR
FP
CONTROL ZONE 1
PARKING
7
6
5
4
3
2
1
PARKING

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EXHIBIT 2

LEGAL DESCRIPTION

The land, together with the improvements thereon, in Lexington, Middlesex County, Massachusetts, commonly known and numbered as 4 Hartwell Place and being bounded and described as follows:

Northeasterly by Hartwell Place, being a curving line, two hundred feet;

Southeasterly by Lot 7 as shown on plan hereinafter mentioned, four hundred eighteen and 82/100 feel;

Southwesterly by Lot 5 on said plan, five hundred sixteen and 79/100 feet;

Northwesterly by land now or formerly of the United States of America, three hundred three and 58/100 feet; and

Northerly by Lot 10 on said plan, three hundred seventy four and 57/100 feet.

Said parcel is shown as Lot 9 on said plan, (Plan No. 31330D).

All of said boundaries are determined by the Land Court to be located as shown on a subdivision plan, as approved by the Land Court filed in the Land Registration Office, a copy of which is filed in the Registry of Deeds for the South Registry District of Middlesex County in Registration Book 835, Page 146, with Certificate No. 141096.

The above described land is subject to and has the benefit of the ditches as approximately shown on said plan at date of original decree (May 17, 1963).

So much of the above described land as is included within the area marked “Avigation Easement A-130 — 1 -2 - 3” is subject to the easement set forth in the declaration of taking by the United States of America dated February 12, 1954, duly recorded in Book 8219, Page 421.

There is appurtenant to the above described land the right to use Hartwell Place in common with all others lawfully entitled thereto, for all purposes for which streets and ways may be used in the Town of Lexington, set forth in Deed Document No. 511667.

There is appurtenant to the above described land the right to use the twenty (20) feet wide drainage easement over Lot 10, on said plan in common with others entitled thereto, set forth in Deed Document No. 511667.

The above described land has the benefit of the Grant of Easement for utilities and construction purposes more particularly set forth in need Document No, 511667.

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EXHIBIT 3

INTENTIONALLY OMITTED

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EXHIBIT 4

INTENTIONALLY OMITTED

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EXHIBIT 5

FORM OF LETTER OF CREDIT

BENEFICIARY:	ISSUANCE DATE:

< >

[LANDLORD]

IRREVOCABLE STANDBY
LETTER OF CREDIT NO.

ACCOUNTEE/APPLICANT:	MAXIMUM/AGGREGATE
CREDIT AMOUNT:
< >	USD: $ .

[TENANT]

LADIES AND GENTLEMEN:

We hereby establish our irrevocable letter of credit in your favor for account of the applicant up to an aggregate amount not to exceed                            and       /100 US Dollars ($          .        ) available by your draft(s) drawn on ourselves at sight bearing the clause “Drawn under Irrevocable Standby Letter of Credit Number                        ” and indicating the amount to be drawn down and whether payment should be made by wire transfer (including wiring instructions) or by certified check (including mailing address) accompanied by the original of this Letter of Credit and all amendments, if any. The original Letter of Credit and all amendments, if any, shall be returned to you unless fully utilized.

Unless otherwise stated, all correspondence, documents and sight drafts are to be sent via facsimile to (      )       -        with originals to follow by hand delivery with receipted delivery, nationally recognized overnight courier with receipted delivery or certified mail, return receipt requested to our counters at                          <address>. The date of presentment of any draw shall be the date copies of the Letter of Credit and sight draft are faxed by Beneficiary to          <bank>.

You shall have the right to make partial draws against this Letter of Credit, from time to time.

You shall be entitled to assign your interest in this Irrevocable Standby Letter of Credit from time to time to your lender(s) and/or your successors in interest without our approval and without charge. In the event of an assignment, we reserve the right to require reasonable evidence of such assignment as a condition to any draw hereunder.

Except as otherwise expressly stated herein, this Letter of Credit is subject to the “Uniform Customs and practice for Documentary Credits, International Chamber of Commerce, Publication No. 500 (1993 Revision)”.

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This Letter of Credit shall expire at our office on                                 , 20      (the “Stated Expiration Date”). It is a condition of this Letter of Credit that the Stated Expiration Date shall be deemed automatically extended without amendment for successive one (1) year periods from such Stated Expiration Date, unless at least sixty (60) days prior to such Stated Expiration Date (or any anniversary thereof) we shall send a written notice to you, with a copy to Goulston & Storrs, 400 Atlantic Avenue, Boston, MA 02110, Attention: Colleen P. Hussey and to the Accountee/Applicant, by hand delivery, nationally recognized overnight courier with receipted delivery or by certified mail (return receipt requested) that we elect not to consider this Letter of Credit extended for any such additional one (1) year period. In the event that this Letter of Credit is not extended for an additional period as provided above, you may draw the entire amount available hereunder.

If at any time prior to presentation of documents for payment hereunder, we receive a notarized certificate signed by one who purports to be a duly authorized representative on your behalf to execute and deliver such certificate, stating that this Letter of Credit has been lost, stolen, damaged or destroyed, we will mail you a “Certified True Copy” of this Letter of Credit, which shall be treated by us as an original.

In order to cancel this Letter of Credit prior to expiration, you must return this original Letter of Credit and any amendments hereto to our counters with a statement signed by you stating that the Letter of Credit is no longer required and is being returned to the issuing bank for cancellation.

We hereby agree with the drawers, endorsers and bonafide holders that the drafts drawn under and in accordance with the terms and condition of this Letter of Credit shall be duly honored upon presentation.

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EXHIBIT 6

LANDLORD’S SERVICES

Hot/cold water to restrooms

Electricity for Common Areas

Management services

Grounds maintenance (including snow and ice removal)

Removal of trash from the common dumpster

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EXHIBIT 7

TENANT’S HAZARDOUS MATERIALS

Estimated
Chemical name	Quantity
Ethanol	4 gallons
Methanol	4 gallons
Bleach	24 Liters
Isopropanol	12 gallons
2-Mercaptoethanol	500 mL
DMSO	2 gallon
Acetone	2 gallon
Acetic acid	4 Liters
Sodium Azide	300 gram
Phenol:
Chloroform: IAA	4 Liters
Sodium hydroxide	2000 gram
Hydrochloric acid	2 Liter
Phosphoric acid	2 Liter
Tween 20	2 Liter
TBE (Tris Base)	2000 gram
Tris-HCL	2000 gram
Sodium Chloride	2000 gram
Hepes buffer	6 Liters
Calcium chloride	2000 gram
EDTA	2000 mL
Glycerol solution	2000 mL
Sodium Acetate	2000 gram
Triton X	1000 mL
Phosphate buffered solution	40 Liters
Ficoll-paque	20 Liters
Pure Chloroform or Phenol	1 Liter
SDS	500 grams
Potassium Hydroxide	1 killogram
Ammonium Acetate	1 killogram
Potassium Acetate	1 killogram
Magnesium Chloride	1 killogram
Magnesium Sulfate	1 killogram
MOPS Buffer	1 killogram
Dithiothreitol (DTT)	100 grams

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Sodium Carbonate	1 killogram
Guandine Thiocyanate	2 Liters or 1000 grams
Xylene	1 gallons
Any Ethidium bromide?	500 mL
Formaldehyde/Formalin	2 Liters
Gluteraldehyde	2 Liters
Hydrogen peroxide	1 liters
Sodium Perchlorate	500 grams
Paraformaldehyde	500 grams
Trizol	2 Liters

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EXHIBIT 7A

ENVIRONMENTAL ASSESSMENT REPORT

Phase I Environmental Site Assessment

4 Hartwell Place

Lexington, Massachusetts 02421

Prepared for:

King Street Properties, LLC

Thomas Ragno

Prepared by:

Boston Environmental Corporation

338 Howard Street

Brockton, Massachusetts 02302

December 15, 2014

Project No. BEC 14-187

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EXHIBIT 8

RULES AND REGULATIONS

A.                                    General

1.                                      Tenant and its employees shall not in any way obstruct the sidewalks, halls, stairways, or exterior vestibules of the Building, and shall use the same only as a means of passage to and from their respective offices. At no time shall Tenants permit its employees, contractors, or other representatives to loiter in Common Areas or elsewhere in and about the Property.

2.                                      Corridor doors, when not in use, shall be kept closed.

3.                                      Areas used in common by tenants shall be subject to such regulations as are posted therein.

4.                                      Any Tenant or vendor sponsored activity or event in the Common Area must be approved and scheduled through Landlord’s representative, which approval shall not be unreasonably withheld.

5.                                      No animals, except Seeing Eye dogs, shall be brought into or kept in, on or about the Premises or Common Areas.

6.                                      Alcoholic beverages (without Landlord’s prior written consent), illegal drugs or other illegal controlled substances are not permitted in the Common Areas, nor will any person under the influence of the same be permitted in the Common Areas. Landlord reserves the right to exclude or expel from the Building any persons who, in the judgment of the Landlord, is under the influence of alcohol or drugs, or shall do any act in violation of the rules and regulations of the Building.

7.                                      No firearms or other weapons are permitted in the Common Areas.

8.                                      No fighting or “horseplay” will be tolerated at any time in the Common Areas.

9.                                      Tenant shall not cause any unnecessary janitorial labor or services in the Common Areas by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

10.                               Smoking and discarding of smoking materials by Tenant and/or any Tenant Party is permitted only in exterior locations designated by Landlord. Tenant will instruct and notify its employees and visitors of such policy.

11.                               Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes.

12.                               Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones,

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lockers, toilets, scales, amusement devices and machines for sale of beverages food, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of tenant’s employees.

13.                               Canvassing, soliciting, and peddling in or about the Building is prohibited. Tenant, its employees, agents and contractors shall cooperate with said policy, and Tenant shall cooperate and use best efforts to prevent the same by Tenant’s invitees.

14.                               Fire protection and prevention practices implemented by the Landlord from time to time in the Common Areas, including participation in fire drills, must be observed by Tenant at all times.

15.                               Except as provided for in the Lease, no signs, advertisements or notices shall be painted or affixed on or to any windows, doors or other parts of the Building that are visible from the exterior of the Building unless approved in writing by the Landlord.

16.                               The restroom fixtures shall be used only for the purpose for which they were constructed and no rubbish, ashes, or other substances of any kind shall be thrown into them. Tenant will bear the expense of any damage resulting from misuse.

17.                               Tenant will not interfere with or obstruct any perimeter heating, air conditioning or ventilating units.

18.                               Tenant shall utilize Waltham Pest Control Service or such other pest control service approved by Landlord (which approval shall not be unreasonably withheld) to control pests in the Premises.

19.                               Except as included in Landlord’s Services, tenants shall bear the cost and expense of such pest control services.

20.                               Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval (other than in connection with the development of electronic equipment which is part of the ordinary operations of the Tenant), or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements of the Building.

21.                               Tenants shall not perform improvements or alterations within the Building or their Premises, if the work has the potential of disturbing the fireproofing which has been applied on the surfaces of structural steel members, without the prior written consent of Landlord.

22.                               Tenant shall manage its waste removal program, at its sole cost and expense, keeping any recyclables, garbage, trash, rubbish and refuse in vermin-proof containers for Tenant’s sole use within the Landlord designated area until removed.

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23.                               Lab operators who travel outside lab space must abide by the one glove rule and remove lab coats where predetermined.

24.                               Chemical lists and MSDS sheets must be readily available at a centralized location of which Landlord has been provided prior notice. In the event of an emergency, first responders will require this information in order to properly evaluate the situation.

25.                               Tenant shall provide Landlord, in writing, the names and contact information of two (2) representatives authorized by Tenant to request Landlord services, either billable or non-billable and to act as a liaison for matters related to the Premises.

B.                                    Access & Security

1.                                      Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during the hours Landlord may deem advisable for the adequate protection of the Property. Use of the Building and the leased premises before 8 AM or after 6 PM, or any time during Saturdays, Sundays or legal holidays shall be allowed only to persons with a key/card key to the Building or guests accompanied by such persons. Any persons found in the Building after hours without such keys/card keys are subject to the surveillance of building staff.

2.                                      Tenant shall not place any additional lock or locks on any exterior door in the Premises or Building or on any door in the Building core within the Premises, including doors providing access to the telephone and electric closets and the slop sink, without Landlord’s prior written consent. A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made. All keys shall be returned to Landlord at the expiration or earlier termination of this Lease.

3.                                      Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents, provided that Tenant shall have access to the Building 24 hours per day, 7 days a week. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements relative thereto.

4.                                      Tenant acknowledges that Property security problems may occur which may require the employment of extreme security measures in the day-to-day operation of the Common Areas. Accordingly, Tenant agrees to cooperate and cause its employees, contractors, and other representatives to cooperate fully with Landlord in the implementation of any reasonable security procedures concerning the Common Areas.

5.                                      Tenant and its employees, agents, contractors, invitees and licensees are limited to the Premises and the Common Areas. Tenants and its employees, agents, contractors, invitees and licensees may not enter other areas of the Project (other than the Common Areas) except when accompanied by an escort from the Landlord.

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C.                                    Shipping/Receiving

1.                                      Dock areas exterior to the Building shall not be used for storage or staging by Tenant.

2.                                      In no case shall any truck or trailer be permitted to remain in a loading dock area for more than forty-eight (48) hours.

3.                                      There shall not be used in any Common Area, either by Tenant or by delivery personnel or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and sole guards.

4.                                      Lab operators carrying any lab related materials may only travel within the Premises. At no time should any lab materials travel in the Common Areas.

5.                                      Any dry ice brought into the building must be delivered through the loading dock serving the Premises.

6.                                      All nitrogen tanks must travel through the loading dock serving the Premises and should never be left unattended outside of the Premises.

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EXHIBIT 9

INSURANCE REQUIREMENTS FOR TENANT’S CONTRACTORS

Tenant shall, at its own expense, maintain and keep in force, or cause to be maintained and kept in force by any general contractors, sub-contractors or other third party entities where required by contract, throughout any period of alterations to the Premises or the Building by Tenant, the following insurance coverages:

(1)                                 Property Insurance. “All-Risk” or “Special” Form property insurance, and/or Builders Risk coverage for major renovation projects, including, without limitation, coverage for fire, earthquake and flood; boiler and machinery (if applicable); sprinkler damage; vandalism; malicious mischief coverage on all equipment, furniture, fixtures, fittings, tenants work, improvements and betterments, business income, extra expense, merchandise, inventory/stock, contents, and personal property located on or in the Premises. Such insurance shall be in an amount equal to the full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the standard ISO “All-Risk” or “Special” form, when such coverage is supplemented with the coverages required above. Property policy shall also include coverage for Plate Glass, where required by written contract.

Builders Risk insurance coverage may be provided by the general contractor on a blanket builders risk policy with limits adequate for the project, and evidencing the additional insureds as required in the Lease.

(2)                                 Liability Insurance. General Liability, Umbrella/Excess Liability, Workers Compensation and Auto Liability coverage as follows:

(a)                                 General Liability                                                      $1,000,000 per occurrence

$1,000,000 personal & advertising injury

$2,000,000 products/completed operations aggregate

$2,000,000 general aggregate

The General Contractor is required to maintain, during the construction period and up to 3 years after project completion, a General Liability insurance policy, covering bodily injury, personal injury, property damage, completed operations, with limits to include a $1,000,000 limit for blanket contractual liability coverage and adding Landlord as additional insured as respects the project during construction and for completed operations up to 3 years after the end of the project. Landlord requires a copy of the ISO 20 10 11 85 Additional Insured endorsement, showing Landlord as an additional insured to the GC’s policy. To the extent required by Landlord Contractors’ commercial general liability/umbrella insurance policy(ies) shall include Landlord and Landlord’s designees as additional insureds’, and shall include a primary non-contributory provision. Liability policy shall contain a clause that the insurer may not cancel or materially change coverage without first giving Landlord thirty (30) days prior written notice,

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except cancellation for non-payment of premium, in which ten (10) days prior written notice shall be required.

(b)                                 Auto Liability $1,000,000 combined single limit (Any Auto) for bodily injury and property damage, hired and non-owned cover.

(c)                                  Workers Compensation                                       Statutory Limits

Employers Liability                                                            $1,000,000 each accident

51,000,000 each employee

$1,000,000 policy limit

General Contractor shall ensure that any and all sub-contractors shall maintain equal limits of coverage for Workers Compensation/EL and collect insurance certificates verifying same.

(d)                                 Umbrella/Excess Liability                            $3,000,000 per occurrence

$3,000,000 aggregate

(3)                                 Deductibles. If any of the above insurances have deductibles or self-insured retentions, the Tenant and/or contractor (policy Named Insured) shall be responsible for the deductible amount.

All of the insurance policies required in this Exhibit 9 shall be written by insurance companies which are licensed to do business in the State where the property is located, or obtained through a duly authorized surplus lines insurance agent or otherwise in conformity with the laws of such state, with an A.M. Best rating of at least A and a financial size category of not less than VII. Tenant shall provide Landlord with certificates of insurance upon request, prior to commencement of the Tenant/contractor work, or within thirty (30) days of coverage inception and subsequent renewals or rewrites/replacements of any cancelled/non-renewed policies.

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EXHIBIT 10

PTDM

Parking and Transportation Demand Management

Report for The Hartwell Innovation Campus, Lexington, MA

Submitted to:

Town of Lexington

Planning Department

1625 Massachusetts Avenue

Lexington, MA 02420

Submitted by:

King 4 Hartwell Place LLC

King 101 Hartwell LLC

King 113 Hartwell LLC

King 115 Hartwell LLC

c/o Lincoln Property Company

200 CambridgePark Drive

Cambridge, Ma 02140

Submitted on:

September 1, 2017

Parking and Transportation Demand Management Update Report

September 1, 2017

OVERVIEW

As required by the Town of Lexington’s Planning Department, Minor Site Plan Reviews, dated November 2011, The Hartwell Innovation Campus is submitting this Parking and Transportation Demand Management (PTDM) Update Report for the following buildings:

•                  4 Hartwell Place, Lexington, MA

•                  101 Hartwell Avenue, Lexington, MA

•                  113 Hartwell Avenue, Lexington, MA

•                  115 Hartwell Avenue, Lexington, MA

4 Hartwell Place

This site is located behind 101 Hartwell Avenue and is a multi-tenant building with surface and garage parking. The 40,123 square foot building is currently occupied by three tenants: ReproCell USA Inc., occupying 10,724 square feet; Sekisui Diagnostics, LLC, occupying 18,707 square feet; and T2 BioSystems, Inc. occupying 10,692 square feet. There are approximately 107 employees in total at the site.

Parking

There is a surface parking lot along the front of the building, adjacent to the additional existing tenant entrances; this also leads to additional parking on the side of the building and on the first floor of the new garage, allowing for up to 171 approved parking spaces.

Of these 171 parking spots, 6 have been designated as high occupancy (HOV)/carpool vehicles and 6 as handicap,

Table la

Parking Inventory

Parking Type	Number of Spaces
Compact/Full	159
HOV/Carpool	6
HP	6

TOTAL	171

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101 Hartwell Avenue

This site is a multi-tenant building with surface parking. The 41,335 square foot building is currently occupied by two tenants: Promedior Inc., occupying 7,700 square feet; and T2 BioSystems, Inc. occupying 33,635 square feet. There are approximately 85 employees in total at the site.

There is a surface parking lot along the front of the building, adjacent to the additional existing tenant entrances; this also leads to additional parking on the side of the building allowing for up to 133 approved parking spaces.

Of these 133 parking spots, 6 have been designated as high occupancy (HOV)/carpool vehicles and 6 as handicap.

Table la

Parking Inventory

Parking Type	Number of Spaces
Full/Compact	121
HOV/Carpool	6
HP	6

TOTAL	133

113 Hartwell Avenue

This site is located directly adjacent to 101 Hartwell Avenue, and is also a multi-tenant building with surface and garage parking. The 103,800 square foot building is currently occupied by three tenants: Quanterix Corporation, occupying 30,655 square feet; Taris Corporation, occupying 19,802 square feet; and uniQure Corporation, occupying 53,343 square feet. The three tenants combined have approximately 278 employees on site.

115 Hartwell Avenue

This site is located directly adjacent to 113 Hartwell Avenue, and is a single tenant building with surface and garage parking. The 91,211 square foot building is currently occupied by WAVE Life Sciences USA, Inc. WAVE is occupying the building in phases and currently has 25 employees. WAVE is expected to grow to about 100 employees at 115 Hartwell.

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113 Hartwell and 115 Hartwell Parking

There is a surface parking lot along the front of each building, adjacent to existing tenant entrances, an expansive surface parking area behind the buildings and a new parking garage adjacent to 4 Hartwell Place allowing for up to 369 approved parking spaces with 145 stalls in the garage provided at 4 Hartwell Place by Special Permit.

Of the 514 spots, 7 have been designated as high occupancy (HOV)/carpool vehicles, 11 as handicap, and 8 designated for electric vehicle charging stations.

Table 1b

Parking Inventory

Parking Type	Number of Spaces
Compact/Full	488
HOV/Carpool	7
HP	11
EV Charging	8

TOTAL	514

COMMUTING OPTIONS & METHODS

In 2017, onsite employees at The Hartwell Innovation Campus were surveyed to determine their commuting methods and preferences.

The origin for employees commuting to The Hartwell Innovation Campus is Lexington, Cambridge, Arlington, Boston and surrounding communities, as well as the North Shore, South Shore, Metro West, and Southern New Hampshire. Based on survey results, a relatively equal number of employees at the building are commuting short distances (<20 miles) and medium distances (20-40 Miles), while only 8% are commuting long distances (>40 miles).

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Table 2

Commuting Distance (2017 data)

COMMUTING DISTANCE (ONE WAY)

Table 3

Commuting Methods (2017 data)

COMMUTING METHODS

As noted in the above chart, the majority of employees are commuting to work in SOV’s daily, while a small percentage are using alternative methods like carpooling, REV Shuttle, public transportation and bicycling. While SOV’s are still the primary mode of transportation at 91%, we are working toward a 10% decrease in SOV users from 2017 - 2018 as the growing

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population of employees use alternative transportation such as bicycles and the REV Shuttle. Additionally, we continue to encourage the public transportation options available to our tenants.

MITIGATION PROGRAMS

The Hartwell Innovation Campus has developed and implemented an ongoing comprehensive Parking and Transportation Demand Management Plan designed to minimize the number of single occupancy vehicles (SOV) entering the site and encourage the use of alternate methods of transportation in an effort to reduce traffic volume on Hartwell Avenue.

We have implemented the following programs to encourage modes of alternative transportation such as bicycle/pedestrian trips, public transportation, ridesharing and shuttle services:

Membership to the 128 Business Council

The Hartwell Innovation Campus renewed the membership with the 128 Business Council in Spring of 2017. This partnership has provided our tenants with valuable resources provided by the 128 Business Council. Coupled with our on-site programs, we anticipate this mode of transportation will further reduce the percentage of employees commuting in SOV’s during the upcoming year.

Benefits Available to Employees Include:

•                  Carpool matching Database

•                  NuRide

•                  Alewife/Hartwell Shuttle- THE REV

•                  Guaranteed Ride Home

•                  Individual transportation and route planning assistance

•                  Bicycle route maps and route planning assistance

•                  On-site commuter benefit events

•                  On-line trip planning tools

The 128 Business Council is available to all Tenant employees, via on site events hosted by The Hartwell Innovation Campus or scheduled meetings for individual tenants, to promote the above programs.

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Bike Share Program

To encourage bike trips, centrally located bike racks have been provided with the capacity for 62 bicycles. The quantity of bikes stored on the racks is monitored closely on a daily basis to ensure adequate space is available.

The Bikeshare program is designed to promote bike trips by providing tenants with a free and convenient opportunity to sign out a bicycle to pick-up lunch, do other local errands, or just enjoy a ride on the Minuteman Bikeway. To encourage use of the building’s shared bicycles, each building is equipped with an onsite shower. Each tenant also has the opportunity to request complimentary shower supplies through the Transportation Coordinator.

Public Transportation

The Hartwell Avenue area is currently serviced by 2 MBTA bus routes (#62, Bedford V.A. Hospital — Alewife Station & #76 Hanscom/Lincoln Lab — Alewife Station). Both bus routes are within walking or biking distance of The Hartwell Innovation Campus.

Information regarding public transportation options has been communicated to employees at The Hartwell Innovation Campus via email blasts and tenant meetings.

The Hartwell Innovation Campus recognizes the need for more public transportation options to and from Hartwell Avenue, and has been working closely with the Town and the Hartwell Association to establishing new amenities. The Hartwell Association holds meetings regularly throughout the year and gives the property owners on Hartwell Avenue an opportunity to gather and discuss common goals/purposes.

Shuttle Services

The Hartwell Innovation Campus co-hosted the first meeting of the Hartwell Association at 113 Hartwell Avenue, which marked the first time that property owners on Hartwell Avenue gathered with a common goal/purpose. Over the course of the last six years, a representative of the Hartwell Innovation Campus has attended numerous Hartwell Association meetings discussing the various commuting services available in hopes to collectively subsidize a commuter shuttle for workers commuting from Boston.

In spring of 2013, the Town of Lexington and the 128 Business Council applied for and were awarded a federal transportation grant to pilot a commuter shuttle that will provide direct service to Hartwell Avenue from the Alewife Red Line Station. The grant will cover 80% of the shuttle’s operation costs for the first year of operation, while 5 property owners and members of the Hartwell Association, agreed to subsidize 20% of the cost. This continues today, even though the grant is not available this year to the ownerships along Hartwell Avenue. The Hartwell Innovation Campus remains committed to the commuter shuttle and continues to contribute toward the cost.

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Each Tenant has full access to this amenity at a nominal cost to the employee. The REV shuttle is fully equipped with wi-fi and runs Monday- Friday with three trips in the morning and three trips in the evening. The shuttle is operated and managed through the 128 Business Council which has a proven track record of successfully implementing shuttle services and is a leader in transportation policy development.

Benefits of REV Shuttle Trips

•                  Less automobile traffic congestion

•                  Reduced fuel consumption

•                  Allows commuters to connect to the site through multiple modes of public transit including MBTA commuter rail from suburban locations

•                  More relaxing because riders can read or catch up on work during the commute

Rideshare Program

The Hartwell Innovation Campus has established a Rideshare Program for each building. The Transportation Coordinator will be responsible for creating an electronic board, where tenants can post information and communicate with other commuters to arrange for transportation. Initially this program will focus on ride matching with other employees in the building, but if necessary could expand to include other tenants in the area.

Benefits of Rideshare Program

•                  Less automobile traffic congestion

•                  Reduced fuel consumption

•                  Better air quality

•                  Less expensive than SOV because of shared transportation costs

•                  Less travel time if carpool/HOV lanes can be utilized

•                  More relaxing because of shared driving responsibilities

Onsite Amenities

The Hartwell Innovation Campus will provide onsite amenities that will reduce the need for tenants to travel off site during the workday. These amenities include the construction of a Pavilion, central to 101,113/115 Hartwell Avenue and 4 Hartwell Place, which will provide coffee and other refreshments. It will also serve as a gathering place for tenants to get out of their office environment and collaborate with others in the campus. Management will also continue to promote the Food Truck Program that provides a variety of lunch options to the campus.

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Onsite amenities will encourage the use of the REV Shuttle, the Rideshare Program, and other alternative means of transportation since tenants will not be dependent on SOV to access these conveniences.

We believe these services are crucial in attracting a younger workforce, most of whom are straight out of college, who would otherwise work in the Boston or Cambridge area without these essential amenities, in addition to decreasing single occupancy rides and transportation costs.

Communication

In a continuing effort to support alternative transportation, The Hartwell Innovation Campus is using several means to reach tenants and communicate information regarding alternative transportation programs.

Memorandums & Email Blasts

The Transportation Coordinator communicates with employees at each building through frequent emails and building memorandums announcing programs, incentives, reminders, and other useful information intended to decrease the use of SOV by those onsite.

Events

To incentivize employee participation in all programs, transportation management events are held throughout the year. The 128 Business Council was present to promote its programs and sign up employees on site. Complementary gift bags, including an MBTA map, a map of Eastern Massachusetts, and a Boston Bike map were provided to tenants.

Ongoing Management

The Hartwell Innovation Campus has continued to gain and improve its understanding of the building’s occupants and how to help change behaviors and attitudes toward commuting. Our message is clear; utilizing alternative methods of transportation not only to reduces traffic congestion in the area, but also reduces transportation costs and contributes to both a healthy lifestyle and environment.

Critical to ensuring the success of our PDTM Plan is the ongoing management of the programs. Management activities will include, but not be limited to the following:

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*Appoint a Transportation Coordinator whose responsibilities will include the following:

*Coordinate Rideshare Board/Postings.

*Create a King Street Properties Hartwell Facebook Page (or similar on- line web site), which tenants can use to regarding rideshares.

*Provide tenants with updated information and options on alternative modes of transportation.

*Promote transportation options through events such as bicycle tune-up day, car wash for carpoolers, gas bucks for groups.

*Help in the creation of a place of residence database which will connect employees in the building who live in similar locations.

*Monitor and evaluate results of the PTDM Plan through tenant surveys.

*Ensure that specific language is included in all tenant leases which requires the tenant’s participation in the Hartwell Avenue Transportation Management Association.

*Take a leadership role in working with other landlords in the area to encourage cooperation and promotion of transportation options.

*Become active members in area transportation groups.

Over the next year we will continue to work towards this goal in the following ways:

Bikesharing

With a bike sharing program underway; we will continue to monitor the use of bikes to ensure the quantity of bikes meets tenant demand. To encourage growth of and participation in the program, over the next year, The Hartwell Innovation Campus will continue to:

*Perform maintenance to bicycles to ensure employees at the building feel safe signing them out to complete errands, go out to lunch, etc.

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* Provide tenants with additional information regarding the program, the benefits of participating, and area businesses/activities that are within biking distance of the building.

* Continue to offer new incentives to keep employees at the building interested in participating.

* Continue to provide shared umbrellas and parkas for use in the inclement weather.

Ridesharing

While many commuters are hesitant of ridesharing for various reasons, the positive results (decreased commuting costs, decreased traffic congestion, improved environmental quality, etc.) make it an incredibly viable commuting alternative to SOV.

To help employees see the value in ridesharing and encourage them to participate, over the next year, The Hartwell Innovation Campus will continue to:

* Gather and present to employees data which will help them facilitate convenient ridesharing schedules through its partnership with the 128 Business Council.

* Host semi-annual tenant events with 128 Business Council to help promote benefits, answer questions, and spread the word of new programs.

* Continue to offer incentives for employees at the building participating in ridesharing opportunities such as free gas cards for ride sharing.

Public Transportation

Tenant surveying has confirmed that a large number of employees are commuting daily from the Cambridge area. As a member of the 128 Business Council and the Hartwell Association, The Hartwell Innovation Campus will continue to promote the shuttle from Alewife to Hartwell Avenue.

To increase the use of public transportation specifically, The Hartwell Innovation Campus will continue to:

* Provide MBTA maps to each building tenant for distribution to employees.

* Provide a free MBTA monthly pass for an employee with each building tenant who most regularly chooses public transportation as his/her commuting method.

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*Provide a free Alewife/Hartwell Rev shuttle monthly pass for an employee who utilizes the service on a daily basis. This will be tracked by the Tenant Coordinator and the Landlord Representative from the company.

Parking Management/SOV Disincentives

The primary way in which SOV use will be discouraged for the entire site is through the reduction of parking spaces per s.f. of GFA. After the reconstruction of the parking lot, the parking ratio for all tenants was reduced to 3.0 spaces per 1000 s.f. GFA. 5% of the total parking spaces across the site will be dedicated for rideshare vehicles. Additionally, tenants who choose to commute in SOV’s will not be eligible for any incentive programs such as the “Gas Bucks for Groups” or “Car Wash for Carpoolers”.

The Hartwell Innovation Campus is committed to an increased awareness and participation in alternative methods of transportation and in the reduction of SOV at the Center. We look forward to the challenge of continuing to work with both tenants and neighbors to expand this knowledge and increase participation in programs that will benefit individuals, the site, and the growing Hartwell Avenue community.

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EXHIBIT 11

INVENTORY OF FURNITURE, FIXTURES, AND EQUIPMENT

Lab Furniture & Equipment

Lab Benches: 20

Lab Chairs: 2

Shelving Units: 9

Stainless Steel Tables: 2

Flammable Storage Cabinet: 1

Fume Hoods: 1

Office Furniture

Complete workstations with desk chairs: 24

Double occupant workstations with desk chairs: 2

Private office furniture — desks with chairs: 4

Filing Cabinets: 3

Large Conference Room: Table with 12 chairs, 1 credenza

Small Conference Room: Table with 8 chairs

Kitchen

Tables: 6

Chairs: 24

Credenza: 1

Refrigerator: 1

Dishwasher: 1

EXHIBIT 12

SIGNAGE GUIDELINES

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Exhibit 12

Signage

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EXHIBIT 13

CAMPUS PLAN

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